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TABLE OF CONTENTS

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Koch Industries, Inc.

Koch Optics Inc.

and

Oplink Communications, Inc.

Dated as of November 18, 2014

i

ii

Annex I	Conditions to the Offer
Exhibit A	Form of Certificate of Incorporation of Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

iii

 AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of November 18, 2014 (this "Agreement"), by and among Koch Industries, Inc., a Kansas corporation (the "Parent"), Koch Optics, Inc., a Delaware corporation and a subsidiary of the Parent (the "Purchaser"), and Oplink Communications, Inc., a Delaware corporation (the "Company"). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

        WHEREAS, the Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the respective Boards of Directors of the Parent and the Purchaser and the Board of Directors of the Company (the "Company Board") have each approved this Agreement and the acquisition of the Company by the Parent (including the Offer by the Purchaser and the Merger) upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, pursuant to this Agreement, in furtherance of the acquisition of the Company by the Parent, the Parent shall cause the Purchaser to (and the Purchaser has agreed to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) a tender offer (the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the "Company Shares"), including the associated preferred share purchase rights (the "Company Rights") issued pursuant to the Rights Agreement, dated as of September 18, 2012, between the Company and Computershare Shareowner Services LLC, as Rights Agent (the "Company Rights Agreement") (which Company Rights, together with the Company Shares, are hereinafter referred to as the "Shares"), at a price per Share of $24.25 (such amount or any higher amount per Share that may be paid pursuant to the Offer, the "Offer Price"), payable net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, as soon as practicable following the Acceptance Time, the Purchaser will be merged with and into the Company, on the terms and subject to the conditions set forth in this Agreement (the "Merger"), with the Merger to be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the "DGCL");

        WHEREAS, the Company Board has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company's stockholders pursuant to Section 251(h) of the DGCL, and (iv) determined to recommend that the Company's stockholders accept the Offer and tender their Shares to the Purchaser in response to the Offer (the "Company Board Recommendation");

        WHEREAS, the Board of Directors of Purchaser has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Purchaser and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) directed that the adoption of this Agreement be submitted to the stockholders of Purchaser for its adoption, and (iv) recommended that the stockholders of Purchaser adopt this Agreement;

        WHEREAS, the Board of Directors of the Parent has, upon the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

        WHEREAS, as a condition to and inducement to the Parent's and the Purchaser's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, each of the directors of the Company are entering into tender and support agreements with the Parent and the Purchaser (the "Support Agreements"); and

        WHEREAS, the Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

AGREEMENT

        NOW, THEREFORE, in consideration of the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1
THE OFFER AND THE MERGER

        1.1    The Offer.

          (a)   Provided that this Agreement shall not have been terminated in accordance with ARTICLE 7, as promptly as practicable (but in no event later than five (5) Business Days) after the date hereof, the Purchaser shall (and the Parent shall cause the Purchaser to) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase for cash all Shares at the Offer Price. The consummation of the Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, shall be subject to: (i) there being validly tendered in the Offer (in the aggregate) and not properly withdrawn prior to the Expiration Date that number of Shares that, together with the number of Shares (if any) then owned by the Purchaser, equals at least a majority of the Shares then issued and outstanding (the "Minimum Condition"); and (ii) the satisfaction, or waiver by the Purchaser, of the other conditions and requirements set forth in Annex I. The conditions and requirements to the Offer set forth in Annex I are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such condition or may be waived to the extent permitted by applicable Law by the Purchaser, in its sole discretion, in whole or in part at any time and from time to time, subject to this Section 1.1.

          (b)   Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by the Purchaser, of the other conditions and requirements set forth in Annex I, the Purchaser shall accept for payment (the time of such acceptance, the "Acceptance Time") and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable following the Expiration Date, and, in any event, no more than three (3) Business Days after the Expiration Date. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement.

          (c)   The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I. To the extent permitted by applicable Law, the Purchaser expressly reserves the right (in its sole discretion) to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that except with the prior written approval of the Company, the Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) amend, modify or waive the Minimum Condition, (v) amend any of the other conditions to the Offer set forth in Annex I in a manner adverse to the holders of Shares, (vi) impose conditions to the Offer that are in addition to the conditions to the Offer set forth in Annex I hereto, (vii) except as provided in Section 1.1(e) and 1.1(f), terminate, accelerate, extend or otherwise modify or amend the Expiration Date, or (viii) otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to the holders of Shares. For the avoidance of doubt, in no event shall any waiver by the Parent or the Purchaser of any condition to the Offer (other than the Minimum Condition) in accordance with the terms of this Agreement be deemed to be a modification or amendment of the Offer that is adverse to the holders of Shares.

          (d)   Unless extended in accordance with the terms of this Agreement, the Offer shall expire at 12:00 midnight (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act) (such date and time, the "Initial Expiration Date") or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the "Expiration Date").

          (e)   If on any then scheduled Expiration Date, any of the conditions to the Offer (including the Minimum Condition and the other conditions and requirements set forth in Annex I) have not been satisfied or waived by the Purchaser, the Purchaser shall extend the Offer for successive periods of up to ten (10) Business Days each, the length of each such period to be determined by the Purchaser in its sole discretion, in order to permit the satisfaction of such conditions; provided, however, that (i) if on the Initial Outside Date the only then unsatisfied or non-waived condition (excluding the Minimum Condition) is the HSR Condition, the Purchaser shall not be required to extend, and shall not extend without the written consent of the Company, the Offer beyond the Extended Outside Date; and (ii) except as provided in clause (i) above, if on the Initial Outside Date any condition to the Offer has not been satisfied, the Purchaser shall not be required to extend, and shall not extend without the written consent of the Company, the Offer beyond the Initial Outside Date; provided, further, that the Purchaser shall not be required to extend the Offer (x) for more than twenty (20) Business Days in the aggregate after the Company delivers or is required to deliver to the Purchaser a notice, in accordance with Section 5.3(e), that the Company, any Company Subsidiary or any Company Representative has received a Competing Proposal, or (y) if the Company has delivered to the Purchaser a Notice of Superior Proposal in accordance with Section 5.3(d), until the second Business Day after the conclusion of the four (4) Business Day or two (2) Business Day period contemplated by Section 5.3(d), except to the extent that prior to the expiration of such twenty (20) Business Day, four (4) Business Day or two (2) Business Day period, as applicable, the Company Board has rejected the Competing Proposal giving rise to such notice (including any material changes, developments or modifications to such Competing Proposal) and reconfirmed the Company Board Recommendation, which rejection of such Competing Proposal and reconfirmation of the Company Board Recommendation has been publicly announced by the Company in the event that the Competing Proposal had previously been made public. In addition, the Purchaser shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the "SEC") or its staff.

          (f)    The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement has been terminated in accordance with ARTICLE 7. If this Agreement is terminated in accordance with ARTICLE 7, the Purchaser shall (and the Parent shall cause the Purchaser to) promptly (and in any event within two (2) Business Days following such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated prior to the Acceptance Time, the Purchaser shall (and the Parent shall cause the Purchaser to) promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof and the Purchaser shall not (and the Parent shall cause the Purchaser not to) accept any Shares pursuant to the Offer.

          (g)   As soon as practicable on the date of the commencement of the Offer, the Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule TO"). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments, supplements and exhibits thereto, the "Offer Documents"). The Purchaser may, but shall not be required to, provide guaranteed delivery procedures for the tender of Shares in the Offer; provided, however, if the Purchaser provides guaranteed delivery procedures, for purposes of determining whether the Minimum Condition has been satisfied, the Parent and the Purchaser shall include for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures if and only if Shares subject to such guarantees have been received by, or on behalf of, the Purchaser as of the Expiration Date. The Parent and the Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by federal securities Laws, including the Exchange Act. The Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Purchaser agrees to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and the Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, the Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Parent and the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such responses and the Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

        1.2    Company Actions.

          (a)   Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with the rules and regulations promulgated by the SEC under the Exchange Act, including Rule 14d-9 thereunder, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9") that shall, subject to the provisions of Section 5.3, contain the Company Board Recommendation. The Company shall also include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in customary form, and a notice, in compliance with Section 251(h) and Section 262 of the DGCL, of appraisal rights in connection with the Merger under the DGCL. The Company shall set the Stockholder List Date as the record date for purposes of receiving the notice required by

  Section 262(d)(2) of the DGCL. The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. To the extent requested by the Purchaser, the Company shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Shares together with the Offer Documents disseminated to the holders of Shares. The Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information included in, or incorporated by reference into, the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by federal securities Laws, including the Exchange Act. The Purchaser and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel. In addition, the Company shall provide the Purchaser and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. The Purchaser and its counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel.

          (b)   From time to time as requested by the Purchaser or its agents, the Company shall promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Shares as of the most recent practicable date, and shall promptly furnish the Purchaser with such information (including updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial holders of Shares. In addition, in connection with the Offer, the Company shall, and shall use its commercially reasonable efforts to cause any third parties to, cooperate with the Purchaser to disseminate the Offer Documents to holders of Shares held in or subject to any Company Equity Plan, and to permit such holders of Shares to tender Shares in the Offer. Subject to any and all Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, the Parent and the Purchaser and their agents shall: (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings, computer files or files of securities positions in accordance with the Confidentiality Agreement, (ii) use such information only in connection with the Offer and the Merger, and (iii) if this Agreement is terminated pursuant to ARTICLE 7, the Parent and the Purchaser shall, at the Company's request, either, in the Parent's sole discretion, (1) destroy any and all copies and any extracts or summaries from such information then in their possession or control (and if requested by the Company, certify in writing to such destruction) or (2) deliver (and shall use their respective commercially reasonable efforts to cause their agents to deliver) to, the Company any and all copies and any extracts or summaries from such information then in their possession or control.

        1.3    The Merger.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The Merger shall be effected pursuant to Section 251(h) of the DGCL and shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

          (b)   At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, until thereafter changed or amended as provided therein or by applicable Law.

          (c)   The directors of the Purchaser immediately prior to the Effective Time or such other individuals designated by the Parent as of the Effective Time shall, from and after the Effective Time, become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

          (d)   If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

          (e)   If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Equity Interests of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any dividend or distribution with a record date during such period, the Offer Price and the Merger Consideration will be equitably adjusted to reflect such change; provided, however, that nothing herein will be construed to permit the

  Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

        1.4    Closing and Effective Time of the Merger.     The closing of the Merger (the "Closing") will take place at 8:00 a.m., New York City time, on a date to be specified by the parties (the "Closing Date"), such date to be no later than the second Business Day after satisfaction or waiver of all of the applicable conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as the Purchaser and the Company may agree to in writing, the Purchaser or the Company shall cause a certificate of merger (the "Certificate of Merger"), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time hereinafter referred to as the "Effective Time").

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

        2.1    Conversion of Securities.     At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Purchaser, the Company or the holders of any of the following securities:

          (a)    Conversion of Company Shares.    Each Share issued and outstanding immediately prior to the Effective Time, other than Shares irrevocably accepted for payment in the Offer and Dissenting Shares, shall be converted into the right to receive the Offer Price, without interest (the "Merger Consideration"), payable net to the holder in cash, subject to any withholding of Taxes required by applicable Law, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2.

          (b)    Purchaser Equity Interests.    All outstanding Equity Interests of the Purchaser held immediately prior to the Effective Time shall be converted into and become (in the aggregate) one hundred (100) shares of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

        2.2    Payment for Securities; Surrender of Certificates.

          (a)    Paying Agent.    At or prior to the Effective Time, the Purchaser shall designate a reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the "Paying Agent"). The Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or promptly after the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, the Parent shall promptly deposit, or cause to be deposited, with the Paying Agent, such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by the Purchaser, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody's Investor Service, Inc. or Standard & Poor's Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of the Purchaser, and no part of such earnings shall accrue to the benefit of holders of Shares.

          (b)    Procedures for Surrender.

            (i)    Certificates.    As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the "Certificates"), which Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as the Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by the Purchaser, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.5), any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Shares held by Dissenting Stockholders, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

            (ii)    Book-Entry Shares.    Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry ("Book-Entry Shares") shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and the Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares of such holder shall forthwith be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as the Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares so surrendered shall forthwith be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Shares held by Dissenting Stockholders, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extend provided by Section 262 of the DGCL.

          (c)    Transfer Books; No Further Ownership Rights in Shares.    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

          (d)    Termination of Fund; Abandoned Property; No Liability.    Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder's surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Parent, the Purchaser, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e)    Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a); provided, however, that the Purchaser may, in its sole discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against the Parent, the Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        2.3    Dissenting Shares.     Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law. The Company shall give the Purchaser prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and the Purchaser shall have the right to participate in and to control all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

        2.4    Treatment of Options and Restricted Stock Units.

          (a)    Treatment of Options.    Immediately prior to the Effective Time, each unexpired and unexercised option to purchase Shares (each, a "Company Option") under any stock option or other equity or equity-based plan of the Company, including the 2000 Equity Incentive Plan and the 2009 Equity Incentive Plan or any other plan, agreement or arrangement (the "Company Equity Plans"), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to such cancellation and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Company Option immediately prior to such cancellation (such amounts payable hereunder being referred to as the "Option Payments"). No holder of a Company Option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Option. From and after the Effective Time, each Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, if any. On or as soon as practicable following the Closing, but in any event no later than fifteen (15) days following the Closing, the Surviving Corporation shall make, by a payroll payment through the Company's or the Purchaser's payroll provider and subject to withholding, if any, as described in Section 2.5 to each holder of Company Options, such holder's Option Payment.

          (b)    Treatment of Restricted Stock Units.    Immediately prior to the Effective Time, each restricted stock unit with respect to the Shares (each, a "Company RSU") under any Company Equity Plan, whether or not then vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company RSU shall be entitled to receive, in consideration of the cancellation of such Company RSU and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of Shares subject to such Company RSU immediately prior to such cancellation and (ii) the Merger Consideration (such amounts payable hereunder being referred to as the "RSU Payments"). On or as soon as practicable following the Closing, but in any event no later than fifteen (15) days following the Closing, the Surviving Corporation shall make, by a payroll payment through the Company's or the Purchaser's payroll provider and subject to withholding, if any, as described in Section 2.5 below to each holder of Company RSUs, such holder's RSU Payment.

          (c)    Termination of Company Equity Plans.    As of the Effective Time, all Company Equity Plans and the ESPP shall be terminated and no further Shares, Company Options, Company RSUs, Equity Interests or other rights with respect to Shares shall be granted thereunder.

          (d)    Board Actions.    Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate (including obtaining any required consents) to effect the transactions described in this Section 2.4.

        2.5    Withholding Rights.     The Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts that the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        2.6    Treatment of Employee Stock Purchase Plan.     As soon as practicable following the date of this Agreement, the Company shall take all reasonable actions, including adopting any necessary resolution, to (a) terminate the Company's Amended and Restated 2000 Employee Stock Purchase Plan (the "ESPP") as of immediately prior to the Closing Date, (b) ensure that no Offering (as defined in the ESPP) shall be commenced on or after the date of this Agreement, (c) if the Closing shall occur prior to the end of the Offering in existence under the ESPP on the date of this Agreement, cause a new Purchase Date (as defined in the ESPP) to be set under the ESPP, which date shall be the Business Day immediately prior to the anticipated Closing Date, (d) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the ESPP in accordance with the terms and conditions of the ESPP), and (e) provide that the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Company Shares in accordance with the terms and conditions of the ESPP (as amended pursuant to this Section 2.6) be refunded to such participant as promptly as practicable following the Effective Time without interest.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in (i) (A) the Annual Reports filed on Form 10-K for the years ended June 29, 2012 and June 29, 2013 (including the information required by Part III of Form 10-K, which is included in the respective definitive proxy statements filed with the SEC) or (B) any Company SEC Document filed after June 29, 2014 and publicly available at least two (2) Business Days prior to the date of this

Agreement and only, in each case, as and to the extent disclosed therein (other than disclosures in any exhibits or schedules thereto or in any documents incorporated by reference therein, and other than any forward looking disclosures set forth in any "risk factor" section and any disclosures in any section relating to "forward looking statements" to the extent they are primarily predictive or forward looking in nature), (ii) the corresponding section of the disclosure schedule delivered by the Company to the Parent and the Purchaser concurrent with the execution of this Agreement (the "Company Disclosure Schedule"), or (iii) any other part of the Company Disclosure Schedule where it is reasonably apparent from the face of such disclosure or the context in which such disclosure is made that such disclosure shall be deemed to be disclosed with respect to any other section or subsection of this Agreement, the Company hereby represents and warrants to the Parent and the Purchaser as follows:

        3.1    Organization and Qualification; Subsidiaries.

          (a)   The Company and each of its "significant subsidiaries" (as defined in Regulation S-X promulgated under the Securities Act) (each, a "Significant Subsidiary") is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries (each, a "Company Subsidiary") is duly qualified to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   The Company has made available or caused to be made available to the Purchaser true and complete copies of (i) any amendments to the Amended and Restated Certificate of Incorporation of the Company (the "Company Charter") not filed prior to the date hereof with the SEC, (ii) any amendments to the Bylaws of the Company (the "Company Bylaws") not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Significant Subsidiary. The Company is in compliance with the terms of the Company Charter and the Company Bylaws, and the Significant Subsidiaries are in compliance in all material respects with their respective organizational or governing documents.

          (c)   Section 3.1(c) of the Company Disclosure Schedule sets forth, for each Company Subsidiary, as applicable: (A) its true and complete name and jurisdiction of organization or incorporation, and (B) the record owner(s) of its outstanding shares of capital stock or other Equity Interests. All Equity Interests in each Company Subsidiary have been duly authorized and validly issued and are fully paid, non-assessable (to the extent applicable) and not in violation of preemptive rights and are owned, directly or indirectly, by the Company or another Company Subsidiary, free and clear of any Liens (other than Permitted Liens). Except for Equity Interests of the Company Subsidiaries or as otherwise set forth in Section 3.1(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns, directly or indirectly, any Equity Interest of any Person (including the Company), or has any obligation or has made any binding commitment, in each case to a Third Party, to acquire any such Equity Interest, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

        3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of (i) 34,000,000 Company Shares, of which, as of the close of business on November 14, 2014 (the "Capitalization Date"), there were

  17,075,394 Company Shares issued and outstanding and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the "Company Preferred Stock"), of which no shares of Company Preferred Stock are issued and outstanding. The Company does not hold any Company Shares in treasury. No Company Subsidiary owns any Company Shares or has any option or warrant to purchase Company Shares or any other Equity Interest in the Company. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No outstanding Company Shares are subject to forfeiture restrictions, repurchase rights or other restrictions under the Company Equity Plans.

          (b)   As of the close of business on the Capitalization Date, the Company has no Company Shares or shares of Company Preferred Stock subject to or reserved for issuance, except for (i) 50,000 shares of Company Preferred Stock reserved for issuance pursuant to the Company Rights Agreement, (ii) 1,911,349 Company Shares subject to outstanding Company Options under the Company Equity Plans, (iii) 691,100 Company Shares subject to outstanding Company RSUs under the Company Equity Plans, (iv) 287,153 Company Shares reserved for future issuance under the 2009 Equity Incentive Plan for awards not yet granted, and (v) 1,106,437 Company Shares reserved for future issuance under the ESPP. All shares of Company Preferred Stock and Company Shares subject to issuance under the Company Rights Agreement or Company Equity Plans or the ESPP, as the case may be, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

          (c)   Section 3.2(e)(i) of the Company Disclosure Schedule sets forth a true and complete list, as of the close of business on the Capitalization Date, of (A) each holder of Company Options, (B) the number of Company Options held by each such holder, (C) the number of Company Shares subject to each such Company Option (i.e., the original amount less exercises and any forfeitures), and (D) the exercise price and expiration date of each such Company Option. Section 3.2(e)(ii) of the Company Disclosure Schedule sets forth a true and complete list, as of the close of business on the Capitalization Date, of (v) each holder of Company RSUs, (w) the number of Company RSUs held by each such holder, (x) the number of Company Shares subject to each such Company RSU (i.e., the original amount less any forfeitures), and (y) the expiration date of each such Company RSU. All Company Options and Company RSUs are evidenced by stock option or restricted stock unit agreements, forms of which have been made available to the Parent, and no stock option agreement or restricted stock unit agreement contains any terms that are inconsistent with or in addition to such forms in any material respect. Each Company Option and each Company RSU may, by its terms, be treated as set forth in Section 2.4. The ESPP is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code.

          (d)   Each grant of a Company Option was made in accordance with the terms of the applicable Company Equity Plan, the Securities Act and all other applicable Laws. The per-share exercise price of each Company Option was not less than the fair market value of a Company Share on the date on which the grant of such Company Option was by its terms to be effective (as determined in accordance with the terms of the applicable Company Equity Plan and, to the extent applicable, Sections 409A and 422 of the Code).

          (e)   Except for Equity Interests set forth in Section 3.2(a), the Company Rights outstanding under the Company Rights Agreement and the Company Options and Company RSUs set forth in Section 3.2(b), there are no outstanding Equity Interests or other options, warrants or other rights, agreements, arrangements or commitments of any character issued by the Company or any Company Subsidiary relating to or based on the value of any Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. From the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued any Company Shares, Company Options and Company RSUs or other Equity Interests other than Company Shares issued upon the exercise of any Company Options or settlement of Company RSUs outstanding as of the close of business on the Capitalization Date in accordance with their terms or in accordance with the ESPP.

          (f)    There are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any Company Shares or other Equity Interests of the Company or any Company Subsidiary.

        3.3    Authority.

          (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized and approved by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by the Parent and the Purchaser, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its term (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief).

          (b)   Pursuant to applicable Law (including the DGCL), the Company Charter and the Company Bylaws, the affirmative vote of the holders of Company Shares representing a majority of the outstanding Company Shares constitutes the only vote required of the holders of any class or series of the Company's capital stock that would be, in the absence of Section 251(h) of the DGCL, required to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

          (c)   The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL and any similar provision of the Company Charter or the Company Bylaws will not apply with respect to or as a result of the execution of this Agreement or the Support Agreements or the consummation of the transactions contemplated hereby or thereby, including the Offer and the Merger, without any further action on the part of the stockholders or the Company Board. True and complete copies of all Company Board resolutions reflecting such actions have been previously made available to the Purchaser.

          (d)   The Company Rights Agreement has been properly amended so that: (i) the Parent, the Purchaser and each of their respective affiliates are exempt from the definition of "Acquiring Person" contained in the Company Rights Agreement, and no "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or the Support Agreements or the consummation of the transactions contemplated hereby or thereby, including the Offer and the Merger and (ii) the Company Rights Agreement will terminate and all outstanding Company Rights will expire without value immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified as of the date hereof. The Company has previously provided a true and complete copy of the Company Rights Agreement and all amendments thereto to the Parent and the Purchaser. Other than the Company Rights Agreement, the Company has no rights plan, "poison-pill" or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

        3.4    No Conflict.     None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company's compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to any Contract or Company Permit, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        3.5    Required Filings and Consents.     Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.4, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company's compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with the applicable requirements of the Exchange Act, (d) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (e) such filings as may be required under the rules and regulations of NASDAQ Global Market ("NASDAQ") and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        3.6    Permits; Compliance with Law.

          (a)   The Company and each Company Subsidiary holds all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted, except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted (the "Company Permits"). Section 3.6(a) of the Company Disclosure Schedule contains a true and complete list of the Company Permits. The Company and each Company Subsidiary is in and since June 30, 2009 has been in compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect, except, in each case, where the failure to comply, to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits does not and would not reasonably be expected to, individually or in the aggregate, materially impair the operation of the business of the Company and the Company Subsidiaries (taken as a whole) as presently conducted or otherwise have a Company Material Adverse Effect. No suspension, modification (except for any modification that would not reasonably be expected to materially and adversely impact the operations of the Company and the Company Subsidiaries as currently conducted), revocation or cancellation of any of the material Company Permits is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, do reasonable grounds exist for any such action as of the date hereof.

          (b)   Neither the Company nor any Company Subsidiary is, or since June 30, 2009 has been, (i) in conflict with, default under or violation of, or charged by any Governmental Entity with a violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, in each case, that would reasonably be expected to result in material liability to the Company or any Company Subsidiary or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted, and (ii) the subject of any pending Proceeding, or, to the Knowledge of the Company, any Investigation or threatened Proceeding or Investigation, by any Governmental Entity with respect to the Company or any Company Subsidiary, in each case, that would reasonably be expected to result in material liability to the Company or Company Subsidiary or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted. Since June 30, 2009, no written notice, written charge, written allegation or written assertion by any Governmental Entity has been received by the Company or any Company Subsidiary, alleging any violation of any of the foregoing, and, to the Knowledge of the Company, no Governmental Entity has alleged or asserted any violation of any of the foregoing, in each case, except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted.

          (c)   Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees (in their capacities as such) since June 30, 2009 (i) has violated any Criminal Law or (ii) has been charged by any Governmental Entity with any such violation of any Criminal Law. To the Knowledge of the Company, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees, agents or similar representatives (in their capacities as such), is or since June 30, 2009 has been, the subject of an investigation (including any request for information or subpoena request with respect thereto) regarding the actual or potential violation of any Criminal Law, nor has any such investigation been threatened in writing, by any Governmental Entity with respect to the Company or any Company Subsidiary, or any of their respective directors, officers, employees, agents or similar representatives (in their capacities as such), where such investigation, if determined adversely to the Company or any Company Subsidiary, or any of their respective directors, officers, employees, agents or similar representatives (in their capacities as such), would result in a finding of a violation of a Criminal Law.

        3.7    SEC Filings; Financial Statements.

          (a)   Since June 30, 2012, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the "Company SEC Documents"). As of their respective filing dates or, if amended prior to the date hereof, as of the date of the last of such amendments, the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and the listing and corporate governance rules and regulations of NASDAQ. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. The Company has made available to the Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company or any Company Subsidiary, on the other hand, occurring since June 30, 2012 that has not been filed with the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment (other than with respect to the Schedule 14D-9 or any Other Filings). All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (collectively, the "Company Financial Statements") fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders' equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments and for the absence of notes).

          (b)   Without limiting the generality of Section 3.7(a), (i) Burr Pilger Mayer, Inc. has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since June 30, 2012, no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC and (iii) since June 30, 2012, to the Knowledge of the Company, no enforcement action has been initiated or threatened in writing against the Company by the SEC relating to disclosures contained in any Company SEC Document.

          (c)   Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company's published financial statements or any Company SEC Documents.

        3.8    Internal Controls; Sarbanes-Oxley Act.

          (a)   The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and (ii) since June 30, 2012, has disclosed to the Company's auditors and the audit committee of the Company Board (and made summaries of such disclosures available to the Purchaser) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

          (b)   Since June 30, 2012, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director or officer of the Company has received any substantive complaint or allegation in writing that the Company and the Company Subsidiaries have engaged in questionable accounting or auditing practices. Since June 30, 2012, to the Knowledge of the Company, no current or former attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

          (c)   To the Knowledge of the Company, no employee or the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any Company Subsidiary.

        3.9    Books and Records.     The books and records of the Company and the Company Subsidiaries have been, and are being, fully, properly and accurately maintained in all material respects and in accordance with GAAP (to the extent applicable) and any other applicable accounting requirements and reflect only actual transactions.

        3.10    No Undisclosed Liabilities.     Except (a) as set forth in the Company Financial Statements filed prior to the date hereof, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2012, (c) for liabilities and obligations for Taxes, which are addressed in Section 3.18(b), or (d) for liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby, including the Offer and the Merger, neither the Company nor any Company Subsidiary has incurred any material liabilities or obligations required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) in order for such balance sheet to fairly and completely present the Company's financial position in all material respects.

        3.11    Absence of Certain Changes or Events.

          (a)   Since June 29, 2014 through the date of this Agreement, except for the discussion and negotiation of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

          (b)   Since June 29, 2014 through the date of this Agreement, there has not been any Company Material Adverse Effect or any change, event, state of facts, development, condition, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

          (c)   There has not been any action taken by the Company or any Company Subsidiary from June 29, 2014 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 5.1(c), (f), (g) , (i), (l), (o), (p), (q), (r) or (v).

        3.12    Employee Benefit Plans.

          (a)   Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each material Benefit Plan as of the date hereof. With respect to each material Benefit Plan, the Company has made available to the Parent complete and accurate copies of, as applicable, (i) each such Benefit Plan, including any amendment thereto (and a written summary of any unwritten Benefit Plan), (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial statement and actuarial or other valuation reports prepared with respect thereto, (iv) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto, (v) the most recent determination or opinion letter issued by the IRS and (vi) the most recent summaries or communications to employees describing the terms of each Benefit Plan, including the most recent summary plan descriptions and summaries of material modifications for the material Benefit Plans, and any other summaries or communications to employees distributed within the last twelve (12) months describing the terms of a material Benefit Plan.

          (b)   Each Benefit Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and ERISA, the Code and all other applicable Laws, and each of the Company and the Company Subsidiaries is in compliance in all material respects with ERISA, the Code and all other Laws applicable to Benefit Plans. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS that such Benefit Plan is a "qualified plan" under Section 401(a) of the Code, the related trusts are exempt from tax under Section 501(a) of the Code, and, to the Knowledge of the Company, no facts or circumstances exist that would be reasonably likely to jeopardize the qualification of such Benefit Plan. There has not been any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any Commonly Controlled Entity to a material Tax or penalty on prohibited transactions imposed by ERISA or Section 4975 of the Code. There are no pending Proceedings or, to the Knowledge of the Company, Investigations or threatened Proceedings or Investigations relating to the Benefit Plans, except claims for benefits that are payable in the ordinary course. Except as may be required by applicable Law, neither the Company nor any of the Company Subsidiaries has any plan or commitment to create any additional material Benefit Plans, or to amend or modify any existing material Benefit Plan in such a manner as to increase the cost of such Benefit Plan to the Company or any Company Subsidiary.

          (c)   None of the Company, any of the Company Subsidiaries or any Commonly Controlled Entity has sponsored, maintained, contributed to or in the last six years has been required to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA), or otherwise has any material liability with respect to Title IV of ERISA. No Benefit Plan provides material health, medical or other welfare benefits after retirement or other termination of employment, except as may be required by applicable Law.

          (d)   Except as provided in Sections 2.4(a) and 2.4(b), none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby will (alone or in conjunction with any other event, including any termination of employment on or following the Closing) (i) entitle any Participant to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Benefit Plan or (iii) result in any breach or violation of or default under or limit the Company's right to amend, modify or terminate any Benefit Plan.

          (e)   No payment or other entitlement which is or may be made to any Participant, either alone or in conjunction with any other payment, event or occurrence, will or would properly be characterized as an "excess parachute payment" under Section 280G of the Code. No Participant is entitled to receive any gross-up or additional payment by reason of the Tax required by Section 409A or Section 4999 of the Code being imposed on such Person and neither the Company nor Company Subsidiary has any contractual obligation to, or agreement with, any individual to cause a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code to comply with Section 409A of the Code.

          (f)    With respect to each Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States (each, a "Foreign Plan"): (i) if such Foreign Plan is intended to qualify for special tax treatment, it meets all requirements for such treatment, (ii) if such Foreign Plan is intended to be funded and/or book-reserved, it is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, (iii) if such Foreign Plan is required to be registered with a Governmental Entity, it is maintained in good standing with such Governmental Entity and (iv) no material liability exists or reasonably would be imposed upon the assets of the Company or any Company Subsidiary by reason of such Foreign Plan.

        3.13    Labor and Other Employment Matters.

          (a)   Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, compensation and benefits and wages and hours. No individual who has performed services for the Company or any of the Company Subsidiaries has been improperly excluded from participation in any Benefit Plan, and neither the Company nor any of the Company Subsidiaries has any direct or indirect material liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any employee leased from another employer, or with respect to any misclassification of any employee as exempt versus non-exempt.

          (b)   Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement with any labor union or works council representing any employee of the Company or any of the Company Subsidiaries, nor to the Knowledge of the Company has any labor union or works council filed a union election petition or similar document with a Governmental Entity seeking to, or outside the United States, otherwise formally sought to, represent any employee of the Company or any of the Company Subsidiaries, and there are not, to the Knowledge of the Company, any ongoing union organizing activities against the Company or any of the Company Subsidiaries by any employees of the Company or any of the Company Subsidiaries. There are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries. Since June 30, 2009, there has not been any material labor strike, slow-down, or work stoppage against the Company or any of the Company Subsidiaries, and no such material labor strike, slow-down, or work stoppage is now pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.

          (c)   Each member of the Compensation Committee of the Company Board is, and the Company Board, at a meeting duly called and held, has determined that each member of the

  Compensation Committee qualifies as, an "independent director" within the meaning of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto. The Company has made available to the Purchaser a true and complete copy of resolutions of the Compensation Committee of the Company Board, adopted at a meeting duly called and held, pursuant to which the Compensation Committee approved each Company Compensation Arrangement as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an "Employment Compensation Arrangement"). For purposes of this Agreement, "Company Compensation Arrangement" means (i) any employment agreement, severance agreement or change of control agreement between the Company or any Company Subsidiary, on the one hand, and any holder of Shares who is a director, officer or employee of the Company or any Company Subsidiary, on the other hand, and (ii) any Company Options or Company RSUs awarded to, or any acceleration of vesting of any Company Options or Company RSUs held by, any holder of Shares who is a director, officer or employee of the Company or any Company Subsidiary.

        3.14    Contracts.

          (a)   Section 3.14(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each Contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories:

              (i)  any joint venture, partnership, strategic alliance, limited liability or other similar Contract related to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company or any Company Subsidiary owns any interest;

             (ii)  any Contract (other than purchase orders) with each Significant Customer and Significant Supplier;

            (iii)  the most recent purchase order, to the extent applicable, for each Significant Customer, and any outstanding purchase order with each Significant Customer and Significant Supplier;

            (iv)  any Contract with a supplier or a customer (A) by its terms providing for annual payments or receipts in excess of $1,000,000 or (B) with a term in excess of three years, unless such Contract is terminable by the Company, without penalty on not more than 60 days' notice;

             (v)  any Contract (other than with a supplier or a customer) that by its terms involves committed expenditures by, or committed payments to, the Company or any Company Subsidiary in excess of $250,000 in the aggregate on or after the date of this Agreement or $100,000 within any twelve-month period following the date of this Agreement;

            (vi)  any Contract that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary;

           (vii)  any Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary, or any of their respective affiliates (including the Parent and its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or businesses;

          (viii)  any Contract that limits the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including the Parent and its affiliates after the Effective Time) to engage in any line of business, compete with any Person or purchase, sell, supply or distribute any product or service, in each case, in any geographic area;

            (ix)  any Contract with "take or pay," "requirements" or other similar provisions obligating a Person to provide the quantity of goods or services required by another Person;

             (x)  any acquisition Contract that contains "earn-out" provisions or other contingent payment obligations of the Company or any Company Subsidiary;

            (xi)  any sale or divestiture Contract that contains ongoing performance or indemnification obligations of the Company or any Company Subsidiary (excluding customary indemnification as to title, authority and similar fundamental representations);

           (xii)  (A) any lease or sublease with respect to the Leased Real Property, and (B) any Contract including any right of first refusal or right of first offer, any call right or any option with respect to, or any Contract that imposes any Lien (other than Permitted Liens) on, the Owned Real Property;

          (xiii)  any Contract related to a Derivative Transaction;

          (xiv)  any Contract relating to indebtedness for borrowed money or any financial guaranty (including any guaranty by the Company or any Company Subsidiary of any obligations of any Third Party) (A) in excess of $1,000,000 individually or (B) relating to the creation of any Lien, other than Permitted Liens, with respect to any material asset of the Company or any Company Subsidiary;

           (xv)  any Contract that includes pricing or margin provisions that provide "most favored nation" or similar provisions with respect to pricing;

          (xvi)  any Contract with respect to Intellectual Property that is material to the conduct of the Company's and the Company Subsidiaries' business as currently conducted having annual license, maintenance, support and other fees of more than $100,000, except (A) Contracts for off-the-shelf, shrink-wrap, click through or pre-installed software, hardware or databases licensed to the Company or any Company Subsidiary and (B) standard form licenses granted to customers by the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

         (xvii)  any Contract with any Governmental Entity; and

        (xviii)  any other "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

        Each Contract of the type described in this Section 3.14(a) and each Contract entered into after the date of this Agreement that, if existing on the date hereof, would be of the type described in this Section 3.14(a) is referred to herein as a "Company Material Contract." True and complete copies of each Company Material Contract in effect as of the date hereof has been made available to the Purchaser (including pursuant to agreed upon procedures to protect competitively sensitive information) or publicly filed with the SEC.

          (b)   (i) Each Company Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency or similar Laws affect creditors' rights generally and subject, as to enforceability, to general principles of equity; (ii) each Company Material Contract is in full force and effect; (iii) the Company and each Company Subsidiary has performed all obligations required to be performed by it under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract, except, in each case, which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any Company Subsidiary has Knowledge of, or has received written notice of, any breach or default under any Company Material Contract and neither the Company nor any Company Subsidiary has received any written notice from any other party to any such Company Material Contract, and otherwise has no Knowledge, that such party intends to terminate, or not renew, any such Company Material Contract, except, in both cases, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        3.15    Litigation.    Except with respect to matters that are the subject of Section 3.18:

          (a)   except with respect to matters that are the subject of clause (c) below, there is no Proceeding or, to the Knowledge of the Company, Investigation pending or, to the Knowledge of the Company, threatened Proceedings or Investigations, against the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary (in their capacity as such) that would, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any Company Subsidiary or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted or the transactions contemplated hereby, including the Offer and the Merger;

          (b)   except with respect to matters that are the subject of clause (c) below, neither the Company nor any Company Subsidiary is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to result in material liability to the Company or any Company Subsidiary or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted;

          (c)   as of the date hereof, there is no Proceeding or, to the Knowledge of the Company, Investigation with respect to the transactions contemplated hereby pending or, to the Knowledge of the Company, threatened Proceeding or Investigation against the Company or any Company Subsidiaries, or any of their respective executive officers or directors (in their capacity as such), individually or in the aggregate, if determined adversely to the Company or any Company Subsidiary, would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by the Company of any of its material obligations under this Agreement, and neither the Company nor any Company Subsidiary is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by the Company of any of its material obligations under this Agreement.

        3.16    Environmental Matters.     Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries, and their respective predecessors (collectively, the "Inclusive Companies"), is now and has for the last five (5) years been in compliance with all applicable Environmental Laws and each has all Environmental Permits necessary for the conduct and operation of their respective businesses as now being conducted, and all such Environmental Permits are in good standing; (b) none of the Inclusive Companies nor, to the Knowledge of the Company, any other Person, has released any Hazardous Substances on, under or emanating from, any property currently owned, leased or operated by the Inclusive Companies, or any property previously owned, leased or operated by the Inclusive Companies, and to the Knowledge of the Company, none of the Inclusive Companies has transported or arranged for the transport of Hazardous Substances to any off-site location, except, in each case, in full compliance with all applicable Environmental Laws; (c) the Inclusive Companies have not received any oral or written notice of alleged, actual or potential responsibility or liability for, or any Proceeding or Investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, which is pending or unresolved; (d) to the Knowledge of the Company, none of the Inclusive Companies has any pending and unresolved

Proceeding or Investigation under Environmental Laws; (e) the Inclusive Companies are not subject to any Order relating to compliance with, or liability under, any Environmental Law; and (f) the Company has made available to the Purchaser true and complete copies of all Phase I and Phase II Environmental Site Assessments pertaining to any property currently or formerly owned, leased or operated by the Inclusive Companies, and any other documents relating to the presence of any Hazardous Substances in soil or groundwater at such property, and in each case in the possession or control of the Company or any Company Subsidiary.

        3.17    Intellectual Property.

          (a)   Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all: (i) patents and patent applications; (ii) registered trademarks, and service marks and applications therefor; (iii) domain name registrations; and (iv) copyright registrations and applications therefor; in each case, that are included in the Company Intellectual Property and whether wholly or jointly owned (the "Company Registered Intellectual Property"). The Company Registered Intellectual Property is valid, subsisting and enforceable, and, except as would not reasonably be expected to interfere in any material respect with the conduct of the respective businesses of the Company or any Company Subsidiary as currently conducted, is not subject to any outstanding Order of any Governmental Entity or officially recognized registrar or Contract affecting the Company's or any Company Subsidiary's use of, or its rights to, such Company Registered Intellectual Property. Without limiting the foregoing, and, except as would not reasonably be expected to interfere in any material respect with the conduct of the respective businesses of the Company or the Company Subsidiaries as currently conducted, the Company Registered Intellectual Property has not been abandoned or cancelled and all registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been paid and all material documents, recordations and certificates in connection with the Company Registered Intellectual Property currently required to be filed have been filed with the relevant Governmental Entities or officially recognized registrars for the purposes of prosecuting, maintaining and perfecting the Company's and the Company Subsidiaries' interest in the Company Registered Intellectual Property. No Proceeding or, to the Knowledge of the Company, Investigation (other than office actions in connection with the prosecution of applications) is pending before any Governmental Entity or, to the Knowledge of the Company, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property.

          (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own and possess all right, title and interest in and to, free and clear of any Liens, other than Permitted Liens, or have a valid right to use, all Intellectual Property necessary for, and all Intellectual Property actually used in, the conduct of the business of the Company and the Company Subsidiaries as currently conducted and (ii) neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss or material impairment of any right of the Company or any Company Subsidiary in or to any material Intellectual Property.

          (c)   (i) No Proceedings or, to the Company's Knowledge, Investigations have been instituted or are pending against the Company or any Company Subsidiary, or, to the Knowledge of the Company, are threatened, alleging that the Company or any Company Subsidiaries are infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person; (ii) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating the Company Intellectual Property, and neither the Company nor any Company Subsidiary has instituted or threatened to institute any Proceeding against any Person with respect to the foregoing in this subsection (ii); and (iii) to the Knowledge of the Company, the operation by the Company and the Company Subsidiaries of their respective businesses has not infringed, diluted, misappropriated or otherwise violated, and does not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property rights of any Person, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (d)   The Company and each Company Subsidiary has taken commercially reasonable actions to maintain and protect all Company Intellectual Property which is material to the business of the Company and the Company Subsidiaries and which derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and all such Intellectual Property has been maintained in confidence in accordance with protection procedures that are customarily used in the industry to protect rights of like importance. To the Knowledge of the Company, there has been no unauthorized disclosure of the Company Intellectual Property.

          (e)   The material IT Assets necessary to conduct the business as currently conducted operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and the Company Subsidiaries and have not materially malfunctioned or failed within the past three (3) years. The Company and the Company Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the material IT Assets necessary to conduct the business as currently conducted (and all information and transactions) against any unauthorized use, access, interruption, modification or corruption. The Company and the Company Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent in all material respects with industry practices.

        3.18    Tax Matters.

          (a)   The Company and each Company Subsidiary has timely filed with the appropriate taxing authorities all income and other material Tax Returns required to be filed (taking into account any valid extensions of time within which to file such Tax Returns). All such Tax Returns are complete and accurate in all material respects. All income and other material Taxes due and payable by the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been timely paid in full or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and maintained in accordance with GAAP. Neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions of time not requiring the consent of any Governmental Entity. The Company has delivered or made available to Parent true and complete copies of all income Tax Returns of each of the Company and its Subsidiaries for the last three taxable years. No written claim that could give rise to Taxes has been made to the Company or any Company Subsidiary within the previous six years by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns.

          (b)   The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the dates of the financial statements, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the financial statements. Since the date of the most recent financial statements, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past practice.

          (c)   There are currently no deficiencies for Taxes due from the Company or any Company Subsidiary that have been claimed, proposed or assessed, in each case, in writing, by any

  Governmental Entity for which adequate reserves established and maintained in accordance with GAAP have not been provided in the appropriate financial statements. There are no current or pending, or, to the Knowledge of the Company, threatened, audits, examinations, assessments, inquiries, or other Proceedings or, to the Knowledge of the Company, investigations for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary, and there are no matters under discussion with any Governmental Entities with respect to Taxes other than matters that have been disclosed in the Tax Returns or the financial statements of the Company or the Company Subsidiaries. None of the Company or any Company Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to an income or other material Tax assessment or deficiency which waiver has not expired or been terminated. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been sought from, entered into or issued by any Governmental Entity with respect to the Company or any Company Subsidiary within the previous six years that could increase the amount of Taxes of the Company or any Company Subsidiary.

          (d)   There are no Liens on any assets of any of the Company or any Company Subsidiary for Taxes other than Liens for current Taxes not yet due and payable.

          (e)   None of the Company or any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or a Company Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract (including indemnity arrangements or Tax-sharing agreements) or (iv) otherwise. After the Closing Date, none of the Company or any Company Subsidiary shall be bound by any Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, other than such agreements solely among the Company and/or its wholly owned Company Subsidiaries.

          (f)    Neither the Company nor any Company Subsidiary (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has made an election under Section 108(i) of the Code, or (iii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision.

          (g)   Since June 30, 2013, there have been no changes in the classification of any Company Subsidiary for US income tax purposes. No Company Subsidiary organized outside the United States would be treated as a surrogate foreign corporation or a domestic corporation under Section 7874 of the Code.

          (h)   The Company and each Company Subsidiary has complied in all material respects with applicable Law (including any record-keeping and documentation requirements related to sales tax and escheat and unclaimed property) relating to the withholding and payment of Taxes, including Taxes required to be withheld and paid with respect to amounts owed by the Company or any Company Subsidiary to any employee, creditor, independent contractor or other Third Party.

          (i)    Neither the Company nor any Company Subsidiary has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement.

          (j)    None of the Company or any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (k)   Neither the Company nor any Company Subsidiary has engaged in any transaction that gives rise to a disclosure obligation as a "reportable transaction" under Section 6011 of the Code and Treasury Regulations thereunder during any open tax periods which have not been properly disclosed on a Tax Return delivered or made available to the Parent.

          (l)    Neither the Company nor any Company Subsidiary has an "overall foreign loss" as defined in United States Treasury Regulations Section 1.904(f)-1(c)(1).

        3.19    Insurance.

          (a)   All insurance policies maintained by the Company or any Company Subsidiary (collectively, "Insurance Policies") are in full force and effect and all premiums due and payable thereon have been paid.

          (b)   Neither the Company nor any Company Subsidiary (i) is in breach or default of any of the Insurance Policies, (ii) has received any written notice of termination or cancellation or denial of coverage with respect to any Insurance Policy or (iii) has received written notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force, except in each case, which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Purchaser true and complete copies of all material Insurance Policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries.

        3.20    Properties and Assets; Encumbrances.     The Company and the Company Subsidiaries have good and, in the case of Real Property, valid and transferable title to all of their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, including Real Property, tangible property and other assets) necessary to permit the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted, in each case subject to no Liens (except for Permitted Liens and Liens reflected in the consolidated balance sheet of the Company as of September 29, 2014), except, in each case, which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The assets and properties (in each case, including Real Property and material tangible property or assets, other than IT Assets) owned or used by the Company or the Company Subsidiaries that are necessary to permit the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted are in satisfactory condition for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear, except, in each case, which, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company or any Company Subsidiary or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted.

        3.21    Real Property.

          (a)   Section 3.21(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property and interests in real property, including any improvements, buildings or other structures thereon, owned in fee by the Company or any Company Subsidiary (collectively, the "Owned Real Property") and the address for each Owned Real Property.

          (b)   Section 3.21(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary, including any improvements, buildings or other structures thereon (collectively, the "Leased Real Property"), and (ii) the address for each parcel of Leased Real Property (or other identifying information where no address is available).

          (c)   The Owned Real Property and the Leased Real Property are referred to collectively herein as the "Real Property." Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) neither the Company nor any Company Subsidiary has received written notice of any Proceedings or Investigations in eminent domain, condemnation or other similar Proceedings or Investigations that are pending, and there are no such Proceedings or Investigations threatened, affecting any portion of the Real Property; (B) all buildings, structures, improvements and fixtures located on, under, over or within the Real Property are structurally sound, are in a state of good operating condition and repair, subject to reasonable wear and tear, and are sufficient for the ordinary conduct of business as currently conducted; and (C) each parcel of Real Property is in compliance with all existing Laws applicable to such parcel of the Real Estate.

        3.22    Opinion of Financial Advisor.     The Company Board has received the written opinion (the "Fairness Opinion") of Cowen and Company, LLC (the "Company Financial Advisor"), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Offer Price and the Merger Consideration, as applicable, to be received by the stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view. The Company shall provide a true and complete signed copy of the Fairness Opinion to the Purchaser solely for information purposes as soon as practicable after the date of this Agreement. Subject only to approval of the Company Financial Advisor as to the form thereof, the Company has obtained all necessary consents of the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in customary form.

        3.23    Information in the Offer Documents and the Schedule 14D-9.     The information supplied by the Company expressly for inclusion in, or incorporation by reference into, the Offer Documents and any Other Filings filed with the SEC by the Parent or the Purchaser (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company's stockholders and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and any Other Filings filed with the SEC by the Company (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC, when distributed or disseminated to the Company's stockholders or at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 or such Other Filings based on information furnished by or on behalf of the Parent or the Purchaser in writing expressly for inclusion therein.

        3.24    Brokers.     Except for the Company's obligations to the Company Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders', advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Offer and the Merger, based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to the Purchaser true and complete copies of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment or commission relating to the Offer or the Merger or any other transactions contemplated by this Agreement.

        3.25    Related Party Transactions.     There are no Contracts that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. None of the Company or any Company Subsidiary is party to any Contract or other transaction with any holder of 5% or more of any of the

Company Shares, or any director, manager, officer or employee of the Company or any Company Subsidiary, or to any familial relative of any of the foregoing, except (x) as described in the Company SEC Documents and (y) for employment or compensation Contracts (including any award pursuant to any Benefit Plan) with directors, managers, officers and employees made in the ordinary course of business consistent with past practice.

        3.26    Customers and Suppliers.

          (a)   Section 3.26(a) of the Company Disclosure Schedule sets forth a list showing the ten (10) largest customers of the Company and the Company Subsidiaries, taken as a whole, determined by gross sales during the twelve (12) month period ending on September 29, 2014 (each, a "Significant Customer"). Since September 29, 2014, no Significant Customer has given notice to the Company in writing of its intention to (i) terminate its relationship with, or otherwise stop or materially reduce purchasing products from, the Company or any Company Subsidiary, as applicable, or (ii) materially change the terms and conditions on which it purchases products from the Company or such Company Subsidiary, as applicable, in a manner adverse to the Company or Company Subsidiary as applicable.

          (b)   Section 3.26(b) of the Company Disclosure Schedule sets forth a list showing the ten (10) largest suppliers of the Company and the Company Subsidiaries, taken as a whole, determined by gross expenditures, during the twelve (12) month period ending on September 29, 2014 (each, a "Significant Supplier"). Since September 29, 2014, no Significant Supplier has indicated in writing an intention to (i) terminate its relationship with, or otherwise stop or materially reduce its supply of the Company or any Company Subsidiary, as applicable, or (ii) materially change the terms and conditions on which it is prepared to supply the Company or such Company Subsidiary, as applicable, in a manner adverse to the Company or Company Subsidiary as applicable.

        3.27    Anti-Corruption Laws.

          (a)   None of the Company or any Company Subsidiary, directly or indirectly through any director, officer or employee of the Company or any Company Subsidiary or , to the Company's Knowledge, any other Company Representative or other Person acting on behalf of the Company or any Company Subsidiary (including any distributor, agent, sales intermediary or other Third Party), has, since June 30, 2009, (i) taken any action in violation of any applicable Anti-corruption Laws or (ii) paid, offered, promised to pay, or authorized the payment of, any monies or any other thing of value to any Government Official (including employees of government-owned or controlled entities), any political party or candidate for political office or to any other Person (collectively, a "Proscribed Recipient"): (A) for the purpose of (1) influencing any act or decision of such Proscribed Recipient, (2) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Entity to affect or influence any act or decision of such Governmental Entity, (3) assisting the Company or any Company Subsidiary or any of their respective Company Representatives in obtaining or retaining business for or with, or directing business to, any Person, (4) securing any improper advantage or (5) inducing such Proscribed Recipient to influence or affect any act or decision of any Governmental Entity or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. The Company and the Company Subsidiaries have at all times been in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"). Since June 30, 2009, the Company and the Company Subsidiaries have not received any communication from a Governmental Entity that alleges that the Company or any Company Subsidiary, or any Company Representative, is or may be in material violation of, or has, or may have, any unresolved material liability under, any Anti-corruption Laws.

          (b)   Since June 30, 2009 (i) the Company and the Company Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects, (ii) there have been no false or fictitious entries made in the books and records of the Company or the Company Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and (iii) the Company and the Company Subsidiaries have not established or maintained a secret or unrecorded fund.

          (c)   None of the Company or any Company Subsidiaries or, to the Knowledge of the Company, any of its or their respective employees (acting in their capacities as such) has been convicted of violating any Anti-corruption Laws or, to the Knowledge of the Company, subjected to any investigation or proceeding by a Governmental Entity for, in each case, potential corruption, fraud or violation of any applicable Anti-corruption Laws.

        3.28    Export Controls.

          (a)   The Company, each Company Subsidiary, and, to the Knowledge of the Company, each of their respective Company Representatives (in each case acting in their capacities as representatives of the Company or any Company Subsidiary) has been in material compliance in the past five (5) years with all applicable export control Laws, trade or economic sanctions Laws, and anti-boycott Laws of the United States or any other jurisdiction, including: The Arms Export Control Act (22 U.S.C.A. § 2778), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Part 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department anti-boycott regulations (15 C.F.R. Part 760), the U.S. Treasury Department anti-boycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, and any applicable non-U.S. Laws of a similar nature. The Company has made available to the Purchaser true and complete copies of each Contract between the Company or any Company Subsidiary and any Person engaged in international trade or export on behalf of the Company or any Company Subsidiary (including any Person identified on the U.S. Department of the Treasury's Specially Designated Nationals List), the execution or performance of which by the Company or any Company Subsidiary would, absent the requisite permits held by such Person, reasonably be expected to result in a violation of any of the foregoing Laws set forth in this Section 3.28(a) .

          (b)   The Company and the Company Subsidiaries have obtained all material export Company Permits, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations, classifications and filings required for the export, import and re-export of their respective products, services, software and technology.

          (c)   There are no material, pending or, to the Knowledge of the Company, threatened civil, criminal or administrative Proceedings, Investigations, settlements or enforcement actions, involving the Company or any Company Subsidiaries in any way relating to Laws identified in Section 3.28(a).

          (d)   The Company and the Company Subsidiaries are not engaged in any activities to establish, support or maintain any business relationships with, or contracted to sell, supply, distribute or otherwise provide any goods or services to, any Governmental Entity within, and any Person organized or domiciled in or that is a citizen of, the Republic of Cuba, the Islamic Republic of Iran, the Republic of North Korea, the Republic of the Sudan or Syria.

        3.29    Competition and Antitrust Compliance.     Neither the Company nor any Company Subsidiary is or since June 30, 2009 has been in violation of, charged by any Governmental Entity with a violation of, or, to the Knowledge of the Company, is being or since June 30, 2009 has been investigated for a violation of, any Competition Law applicable to the Company or any Company Subsidiary. To the Knowledge of the Company, no investigation or review by any Governmental Entity under any Competition Law with respect to the Company or any Company Subsidiary is pending or threatened, nor has any Governmental Entity notified the Company, any Company Subsidiary or any Company Representative in writing (or, to the Company's Knowledge, otherwise) of an intention to conduct any such investigation or review.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE
PURCHASER

        The Parent and the Purchaser hereby represent and warrant to the Company as follows:

        4.1    Organization and Qualification.     Each of the Parent and the Purchaser is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Parent and the Purchaser is duly qualified to do business and is in good standing in each jurisdiction (with respect to jurisdictions which recognize such concept) where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        4.2    Authority.     Each of the Parent and the Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement by each of the Parent and the Purchaser, as applicable, and the consummation by the Parent and the Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action and, subject to the adoption of this Agreement by the Parent, as sole stockholder of the Purchaser, no other corporate proceedings on the part of the Parent or the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by the Parent and the Purchaser, and assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of the Parent and the Purchaser, enforceable against the Parent and the Purchaser in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief).

        4.3    No Conflict.     None of the execution, delivery or performance of this Agreement by the Parent or the Purchaser, the acceptance for payment or purchase of Shares pursuant to the Offer, the consummation by the Parent or the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by the Parent or the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of the Parent or the Purchaser; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Parent or the Purchaser or any other Subsidiary of the Parent (each a "Parent

Subsidiary" and, collectively, the "Parent Subsidiaries") or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Parent, the Purchaser or any Parent Subsidiary pursuant to, any Contract, permit or other instrument or obligation to which the Parent, the Purchaser or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        4.4    Required Filings and Consents.     Assuming the accuracy of the representations and warranties of the Company in Section 3.5 none of the execution, delivery or performance of this Agreement by the Parent and the Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by the Parent or the Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with the applicable requirements of the Exchange Act, (d) filings with the SEC as may be required by the Parent or the Purchaser in connection with this Agreement and the transactions contemplated hereby, (e) such filings as may be required under the rules and regulations of NASDAQ and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, has not has and would not reasonably be expected to have a Parent Material Adverse Effect.

        4.5    Litigation.     As of the date hereof, there is no Proceeding or, to the Knowledge of the Parent, Investigation pending, or, to the Knowledge of the Parent, threatened Proceedings or Investigations against or affecting the Parent or the Purchaser, or any executive officer or director of the Parent or the Purchaser, in their respective official capacity, that, individually or in the aggregate, if determined adversely to the Parent or the Purchaser, has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither the Parent nor the Purchaser is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

        4.6    Information in the Offer Documents and the Schedule 14D-9.     The information supplied by or on behalf of the Parent and the Purchaser for inclusion in, or incorporation by reference into, the Schedule 14D-9 and any Other Filing filed with the SEC by the Company (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company's stockholders and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Offer Documents and any Other Filing filed with the SEC by the Parent or the Purchaser (and any amendment thereof or supplement thereto), will not, when filed with the SEC and at the time of distribution or dissemination thereof to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that the Purchaser makes no representation or warranty with respect to statements made in the Offer Documents or such Other Filing based on information supplied by or on behalf of the Company for inclusion therein. The Offer Documents and any Other

Filing filed with the SEC by the Parent or the Purchaser will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

        4.7    Ownership of Company Capital Stock.     Neither the Parent nor the Purchaser is, nor at any time during the last three years has it been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

        4.8    Sufficient Funds.     The Parent and the Purchaser have all of the funds available that are necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, and to perform their respective obligations under this Agreement.

        4.9    Ownership of the Purchaser.     All of the outstanding Equity Interests of the Purchaser have been duly authorized and validly issued and are wholly owned, directly or indirectly, by the Parent. The Purchaser was formed solely for purposes of the Offer and the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, has not prior to the date hereof engaged in any business or other activities.

        4.10    Management Arrangements.     As of the date hereof, none of the Parent or the Purchaser, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Offer or the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

        4.11    Brokers.     Except for the Parent's obligations to Goldman, Sachs & Co., the Parent's financial advisor, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders', advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Offer and the Merger.

        4.12    No Other Representations and Warranties.     Each of the Parent and the Purchaser acknowledge that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its representatives have requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Each of the Parent and the Purchaser acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of the Parent or the Purchaser has relied upon, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided to the Parent or the Purchaser in connection with the transactions contemplated by this Agreement including the accuracy, completeness or currency thereof other than the representations and warranties contained in ARTICLE 3. The foregoing disclaimer shall not limit or impair the Parent's or the Purchaser's right to make claims against the Company or any other Person for fraud.

ARTICLE 5
COVENANTS

        5.1    Conduct of Business by the Company Pending the Closing.     The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE 7, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly required by applicable Law or as expressly contemplated by this Agreement (including the remainder of this Section) or otherwise with the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (i) conduct its operations only in the ordinary course of business consistent with past practice and (ii) use its commercially reasonable efforts to preserve substantially intact its present business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly required by applicable Law or as expressly contemplated by this Agreement, or otherwise with the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE 7, directly or indirectly:

          (a)   amend, modify, waive, rescind or otherwise change its certificate of incorporation, bylaws, equivalent organizational documents or the Company Rights Agreement;

          (b)   issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or any rights based on the value of any such Equity Interests, other than the issuance of Company Shares upon the exercise of Company Options or the settlement of Company RSUs outstanding as of the date hereof in accordance with their current terms;

          (c)   sell, pledge (other than pursuant to a Permitted Lien), dispose of, transfer, assign, lease, license, abandon, dedicate to the public, or permit to lapse (solely in the case of material Company Intellectual Property), or fail to maintain in the ordinary course of business consistent with past practice (subject, in the case of tangible property, to ordinary wear and tear) any material property or assets (including material Company Intellectual Property) of the Company or any Company Subsidiary, except (i) for the sale or purchase of goods or services in the ordinary course of business, consistent with past practice, (ii) dispositions in the ordinary course of business, consistent with past practice, of equipment and property no longer used or useful in the operation of the business as currently conducted, (iii) sales of inventory in the ordinary course of business consistent with past practice or(iv) for transactions among the Company and the wholly-owned Company Subsidiaries created or organized in the United States or among the wholly-owned Company Subsidiaries created or organized in the United States;

          (d)   declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly-owned Company Subsidiary created or organized in the United States to the Company or another wholly-owned Company Subsidiary created or organized in the United States) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;(2)

          (e)   reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or other Equity Interests, except (i) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Options in order to pay the exercise price of the Company Option in accordance with the terms of such Company Options as in effect on the date hereof, (ii) the withholding or disposition of Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Equity Plans in accordance with the terms of such awards as in effect on the date hereof or (iii) upon the forfeiture of outstanding Company Options or Company RSUs pursuant to their terms upon the termination of the employment of the holder thereof or otherwise;

          (f)    merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than this Agreement and the Merger);

(2)
Note to Draft: Disclosure Schedule to reflect dividend declared in first quarter.

          (g)   acquire (including by merger, consolidation or acquisition of stock or assets) any interest in or assets of any other Person or any Equity Interest therein, other than acquisitions of goods and services in the ordinary course of business consistent with past practice, capital improvements permitted pursuant to Section 5.1(k) and investments made in the ordinary course of business in accordance with the Company's cash management investment program set forth in Section 5.1(g) of the Company Disclosure Schedule;

          (h)   incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise) the obligations of any Person (other than between the Company and a wholly-owned Company Subsidiary created or organized in the United States or between wholly-owned Company Subsidiaries created or organized in the United States) for borrowed money in excess of $1,000,000 in the aggregate;

          (i)    make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Company Subsidiary), other than (A) routine travel, relocation and business advances in the ordinary course of business to employees of the Company or any Company Subsidiary, (B) trade credit, and (C) investments made in the ordinary course of business in accordance with the Company's cash management investment program set forth in Section 5.1(g) of the Company Disclosure Schedule, in each case, made in the ordinary course of business consistent with past practice;

          (j)    other than Contracts entered into, amended or renewed with customers and suppliers in the ordinary course of business consistent with past practice on terms that are substantially similar in the aggregate to the Company's existing Material Contracts, (i) terminate, cancel, renew or agree to any material amendment of, material change in or material waiver under any Company Material Contract, (ii) enter into any Contract that, if existing on the date hereof, would be a Company Material Contract or (iii) amend any Contract in existence on the date hereof that, after giving effect to such amendment, would be a Company Material Contract;

          (k)   make or authorize capital expenditures in excess of $5,000,000 in the aggregate;

          (l)    except as required by Law or to comply with any Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation or benefits of any Participant, except for routine increases in base cash compensation to Participants (other than officers and directors) in the ordinary course of business consistent with past practice, (ii) pay to any Participant any compensation or benefit not provided for under any Benefit Plan, other than the payment of base cash compensation in the ordinary course of business consistent with past practice, (iii) grant any severance, change of control, retention, termination or similar compensation or benefits to any Participant, (iv) adopt, establish, enter into, amend, modify or terminate any Benefit Plan or collective bargaining, union, labor or similar agreement, (v) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit other than as required by this Agreement or (vi) amend or modify the terms of any Benefit Plan to accelerate the time of vesting or payment of any compensation or benefit other than as required by this Agreement;

          (m)  (i) forgive any loans to directors, officers, employees or any of their respective affiliates or (ii) enter into any transactions or Contracts with any affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

          (n)   (i) waive, release, pay, discharge or satisfy any material liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with the terms thereof; (ii) materially accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; or (iii) delay or accelerate in any material respect payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or vary its inventory practices in any material respect;

          (o)   make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or applicable rules and regulations of the SEC;

          (p)   compromise, settle or agree to settle any Proceeding or Investigation other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve the payment of monetary damages not in excess of the amounts set forth in Section 5.1(p) of the Company Disclosure Schedule and does not (i) include any other obligation to be performed by, or limitation upon, the Company or the Company Subsidiaries, the Parent, the Purchaser or their affiliates that is material to the Company, the Parent, the Purchaser or their affiliates or (ii) result in any (A) imposition of equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary; or (B) actual or potential violation of any Criminal Law by the Company, any Company Subsidiary or any Company Representative;

          (q)   make, change or rescind any material Tax election; settle or compromise any material liability for Taxes; amend any income or other material Tax Return or claim for refund except to the extent otherwise required by Law; request any ruling or enter into any closing agreement with respect to Taxes; make any change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period; enter into any Tax allocation, sharing, indemnity or closing agreement; or file any Tax Return in a manner materially inconsistent with past practices except to the extent otherwise required by Law;

          (r)   write up, write down or write off the book value of any assets, in the aggregate, except in accordance with GAAP consistently applied;

          (s)   convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than, to the extent required by applicable Law, an annual meeting of stockholders for purposes of election of directors, ratification of the Company's auditors and other routine matters; provided, that the Company shall use its commercially reasonable efforts to oppose any stockholder proposal presented at any such meeting (provided, for the avoidance of doubt, that such efforts shall not require the Company Board to take any action that the Company Board determines in good faith, after consultation with its outside legal advisors, would be inconsistent with the directors' fiduciary duties under applicable Law);

          (t)    fail to keep in force material Insurance Policies or replacement or revised provisions providing insurance coverage in a manner consistent with past practice with respect to the assets, operations and activities of the Company and the Company Subsidiaries as are currently in effect;

          (u)   enter into, renew, modify or extend any Contract of a type described in the last sentence of Section 3.28(a) to the extent performance under such Contract would, or would reasonably be expected to, require performance by the Company or any Company Subsidiary, or any counterparty to such Contract, after the Acceptance Time;

          (v)   implement or announce any plant closing, material reduction in labor force or other material layoff of employees or service providers; or

          (w)  agree, authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

        5.2    Access to Information; Confidentiality.

          (a)   From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE 7, the Company shall, and shall cause each Company Subsidiary to: (i) provide to the Parent and the Purchaser and their respective officers, directors, employees, accountants, consultants, legal counsel, investment bankers, agents, advisors and authorized agents (collectively, the "Parent Representatives") reasonable access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and each Company Subsidiary and to the books and records thereof (including financial or Tax records of the Company, Tax Returns and related workpapers) as the Parent or the Purchaser may reasonably request (which, for purposes of this Section 5.2 with respect to financial or Tax records, shall be deemed to be furnished or produced upon entering into an engagement between the Company and the Company's regular external advisors to produce such information), (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, offices and other properties, Contracts, assets, liabilities, employees, officers and other aspects of the Company and each Company Subsidiary as the Parent or the Parent Representatives may reasonably request, (iii) reasonably cooperate with the Parent Representatives to organize and facilitate meetings among the Parent Representatives and the Company Representatives to be located at the properties, offices or other facilities of the Company and the Company Subsidiaries at such times during normal business hours as the Parent or the Purchaser may reasonably request, and (iv) reasonably cooperate with the Parent and the Parent Representatives with respect to communications to, and to organize and facilitate meetings with, customers, suppliers and other key business relations of the Company and the Company Subsidiaries as set forth on Section 5.2(a) of the Company Disclosure Schedule (provided that communications and meetings by the Parent or its affiliates, on the one hand, with customers of the Company or any Company Subsidiary (other than customers of both the Parent and its affiliates), and the Company and the Company Subsidiaries, on the other hand, shall be made jointly by the Parent and the Company and in consultation with the Company or the applicable Company Subsidiary), except, in each case, to the extent the Company reasonably determines, after consultation with legal counsel, that any of the foregoing actions would be prohibited by applicable Law, would result in a waiver of any available privilege or trade secret protection of the Company or the Company Subsidiaries or would breach any agreement to which the Company or any Company Subsidiary is a party (in each case, it being agreed that the Company shall give notice to the Parent of the fact that it is withholding such access or information and thereafter the Company and the Parent shall use their respective commercially reasonable efforts to cause such access or information, as applicable, to be provided, or made available, in a manner that would not reasonably be expected to cause such a violation, disclosure, waiver or breach); provided, however, that (w) any out of pocket costs and expenses of the Company and the Company Subsidiaries of providing such access and cooperation shall be paid by the Purchaser, (x) any such access and cooperation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or the discharge by employees of the Company or the Company Subsidiaries of their employment responsibilities, (y) any such access to accountants and accountants' work papers shall be subject to customary conditions, and (z) in no event shall such access include the right to conduct any environmental sampling or testing unless agreed to in advance by the Company, which agreement shall not be unreasonably withheld, conditioned or delayed. All requests for access and information shall be coordinated through the executive officers of the Company. No investigation conducted pursuant to this Section 5.2(a) shall affect or be deemed to modify or limit any representation or warranty made by the parties in ARTICLE 3 and ARTICLE 4.

          (b)   With respect to the information disclosed pursuant to Section 5.2(a), the Parent shall comply with, and shall cause the Purchaser and the Parent Representatives to comply with, all of its obligations under the Confidentiality Agreement, dated August 18, 2014, by and between the Company and the Parent (the "Confidentiality Agreement"); provided, that nothing in the Confidentiality Agreement shall restrict the Parent's or the Purchaser's ability to take any of the actions expressly contemplated by this Agreement.

        5.3    No Solicitation of Transactions.

          (a)   From and after the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with ARTICLE 7, the Company shall, and shall cause the Company Subsidiaries and its and their respective officers, directors and employees to, and direct and use reasonable best efforts to cause its other Company Representatives to, (x) cease and cause to be terminated any existing solicitation, discussion or negotiation with any Third Party that may be ongoing with respect to a Competing Proposal, and (y) request any such Third Party to promptly return or destroy (and confirm destruction of) all confidential information concerning the Company and the Company Subsidiaries. Subject to Section 5.3(b), from and after the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with ARTICLE 7, the Company shall not, and shall cause the Company Subsidiaries and its and their respective officers, directors and employees not to, and shall direct and use reasonable best efforts to cause its other Company Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiry, discussion, offer or request that constitutes, or could lead to, a Competing Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Company or any of the Company Subsidiaries to, or afford access to the books or records or officers or employees of the Company or the Company Subsidiaries to, any Third Party that, to the Knowledge of the Company, is seeking to make, or could reasonably be expected to make, or has made, a Competing Proposal (other than, in the case of clause (i) above or this clause (ii), with respect to existing or prospective customers, suppliers or other vendors in connection with, and only to the extent in furtherance of, commercial relationships in the ordinary course of business conducted consistent with past practice). Subject to Section 5.3(c), from and after the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with ARTICLE 7, the Company shall not, and shall cause the Company Subsidiaries and the Company Representatives not to, directly or indirectly, (A) approve or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement (other than an Acceptable Confidentiality Agreement to the extent permitted by Section 5.3(b)) with respect to any Competing Proposal (an "Alternative Acquisition Agreement"); (B) take any action to exempt or make not subject to the provisions of Section 203 of the DGCL or any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any "control share acquisition," "fair price," "business combination" or other similar takeover Law) (collectively, "Takeover Statutes"), any Third Party or any action taken by a Third Party, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; (C) (i) redeem the Company Rights, (ii) amend or modify the Company Rights Agreement or (iii) take any other action under the Company Rights Agreement that would allow any Third Party to acquire beneficial ownership (for purposes of this Section 5.3(a), as defined in the Company Rights Agreement) of 15% or more of the Shares without causing a Distribution Date (as such term is defined in the Company Rights Agreement) to occur; (D) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of a Competing Proposal (other than to the extent the Company Board determines in good faith, after consultation with its outside financial and legal advisors, that failure to take any of such actions under clause (D) would be inconsistent with the directors' fiduciary duties under applicable Law and is reasonably necessary to facilitate a Competing Proposal in compliance with Section 5.3(b)); or (E) publicly propose to do any of the foregoing.

          (b)   Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the Acceptance Time (i) the Company has received a bona fide written Competing Proposal from a Third Party that did not arise from a violation of this Section 5.3, (ii) the Company Board determines in good faith, after consultation with its outside financial and legal advisors, that such Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, and (iii) the Company Board determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law, then the Company may (x) furnish non-public information to such Third Party that has made the bona fide written Competing Proposal and (y) engage in discussions or negotiations with such Third Party with respect to such bona fide written Competing Proposal; provided, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement and (B) any non-public information concerning the Company or the Company Subsidiaries provided or made available to such Third Party shall, to the extent not previously provided or made available to the Purchaser, be provided or made available to the Purchaser as promptly as reasonably practicable (and in any event within twenty-four (24) hours) after the time that such non-public information is provided or made available to such Third Party. Prior to taking any of the actions referred to in this Section 5.3(b), the Company shall notify the Purchaser orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 5.3(b), together with an unredacted copy of the Competing Proposal submitted by such Third Party (including any materials relating to such Third Party's proposed debt financing, if any).

          (c)   Except as expressly permitted by this Section 5.3(c), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Purchaser, the Company Board Recommendation; (ii) fail to include the Company Board Recommendation in the Schedule 14D-9; (iii) approve or recommend, or publicly propose to approve or recommend, any Competing Proposal (any of the actions described in clauses (i) through (iii) of this Section 5.3(c), an "Adverse Recommendation Change"); or (iv) cause or permit the Company to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board shall be permitted to (x) effect an Adverse Recommendation Change or terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement, in each case, solely with respect to a Superior Proposal, subject, in each case, to compliance with Section 5.3(d), if the Company Board (A) has received a bona fide written Competing Proposal that the Company Board determines in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be proposed by the Purchaser pursuant to, Section 5.3(d) and (B) determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law; or (y) effect an Adverse Recommendation Change if there is an Intervening Event as a result of which the Company Board determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law, and the Company Board has complied with the requirements set forth in clauses (ii) through (iv) of Section 5.3(d) as if such requirements in connection with an Adverse Recommendation Change relating to a Superior Proposal were applicable to an Intervening Event.

          (d)   The Company Board shall not be entitled to effect an Adverse Recommendation Change or to terminate this Agreement as permitted under Section 5.3(c) unless (i) the Company has not breached this Section 5.3 (unless such breach was de minimis in nature and did not adversely affect the Parent or the Purchaser or this Agreement and the transactions contemplated hereby) as it relates to such Superior Proposal, (ii) the Company has provided written notice (a "Notice of Superior Proposal") to the Purchaser that the Company intends to take such action, which notice includes an unredacted copy of the Superior Proposal that is the basis of such action (including the identity of the Third Party making the Superior Proposal and any equity or debt financing materials related thereto, if any), provided, if the proposed Adverse Recommendation Change by the Company is in response to an Intervening Event, then such notice shall include, in lieu thereof, a summary, in all material respects, of the Intervening Event, (iii) during the four (4) Business Day period following the Purchaser's receipt of the Notice of Superior Proposal, the Company shall, and shall cause the Company Representatives to, negotiate with the Purchaser in good faith (to the extent the Purchaser desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal or, with respect to an Intervening Event, as would permit the Company Board (consistent with its fiduciary duties under applicable Law) to not make an Adverse Recommendation Change, and (iv) following the end of the four (4) Business Day period, the Company Board shall have determined in good faith, after consultation with its outside financial and legal advisors, taking into account any changes to this Agreement proposed by the Purchaser in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal or, as applicable, with respect to the Intervening Event, that failure to make an Adverse Recommendation Change would be inconsistent with the directors' fiduciary duties under applicable Law. Any amendment to the financial terms or any other material amendment of such Superior Proposal or any material change to the facts and circumstances relating to an Intervening Event, as applicable, shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.3(d); provided, however, that for purposes of this sentence, references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period.

          (e)   From and after the date hereof, until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with ARTICLE 7, the Company shall promptly (and in any event within twenty-four (24) hours), notify the Purchaser in the event that the Company, any Company Subsidiary or any Company Representative receives (i) any Competing Proposal or statement by any Person that it is planning or intends to submit a Competing Proposal, (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information that could not reasonably be expected to lead to a Competing Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal. The Company shall notify the Purchaser (orally and in writing) promptly (and in any event within twenty-four (24) hours) of the identity of such Person and provide a copy of such Competing Proposal, indication, inquiry or request (or, where no such copy is available, a reasonably detailed description of such Competing Proposal, indication, inquiry or request). The Company shall keep the Purchaser reasonably informed (orally and in writing) promptly (and in any event at the Purchaser's request and otherwise no later than twenty-four (24) hours after the occurrence of any material changes or material developments) of the status of any Competing Proposal, indication, inquiry or request (including the terms and conditions thereof and of any modification thereto), including furnishing the Purchaser with copies of any material written inquiries, material correspondence and draft documentation related thereto exchanged between the Company, the Company Subsidiaries and Company Representatives, on the one hand, and any person making a Competing Proposal and their representatives, on the other hand.

          (f)    Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through the Company Representatives, from (i) complying with its disclosure obligations under applicable Law with respect to a Competing Proposal, including taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) making any "stop, look and listen" communication to the Company's stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that any disclosure permitted under Section 5.3(f)(i) shall be deemed an Adverse Recommendation Change unless it includes either an express rejection of any applicable Competing Proposal or an express reaffirmation of its recommendation in favor of the transactions contemplated by this Agreement.

          (g)   The Company agrees that any violation by any of the Company Subsidiaries or any director, officer or employee of the Company or any Company Subsidiary of the restrictions set forth in this Section 5.3 shall be deemed to be a breach of this Section 5.3 by the Company.

          (h)   For purposes of this Agreement:

              (i)  "Competing Proposal" shall mean, other than the transactions contemplated by this Agreement, any proposal or offer from a Third Party relating to (A) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (1) more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or (2) more than fifteen percent (15%) of the combined voting power of the Company; (B) any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than fifteen percent (15%) of the combined voting power of the Company; (C) the issuance by the Company of fifteen percent (15%) or more of its voting securities; or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving the Company or any of the Company Subsidiaries in which a Third Party or its shareholders, if consummated, would beneficially own, directly or indirectly, more than fifteen percent (15%) of the combined voting power of the Company or, if applicable, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity.

             (ii)  "Intervening Event" means any material event or development or material change in circumstances (including any acceleration or deceleration of existing changes to the extent of such acceleration or deceleration) first occurring or arising (or first becoming known to the Company) after the date of this Agreement and prior to the Acceptance Time, to the extent that such event, development or change in circumstances (A) is disproportionately more favorable to the business, assets, liabilities or condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, when compared to other Persons operating in the same industries in the same geographic markets as the Company and the Company Subsidiaries and (B) was not reasonably foreseeable as of or prior to the date hereof; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (1) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof, (2) any events, developments or changes in circumstances relating to the Parent or the Purchaser or any of their affiliates, (3) the actual or potential sale of the Company's Connected business, including the purchase price or other terms and conditions thereof, or (4) changes in the market price or trading volume of Company Shares or the fact that the Company meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (4).

            (iii)  "Superior Proposal" means a bona fide written Competing Proposal (except the references therein to "15%" shall be replaced by "85%") made by a Third Party which was not solicited or obtained in violation of Section 5.3(a) and which, in the good faith judgment of the Company Board, and after consultation with its outside financial and legal advisors, taking into account the various legal, financial, regulatory and other aspects of such Competing Proposal, including the financing terms thereof, the expected timing and risk and likelihood of consummation, and the Third Party making such Competing Proposal (A) if accepted, is reasonably likely to be consummated in accordance with its terms and (B) if consummated, would result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be proposed by the Purchaser (including pursuant to Section 5.3(d))).

        5.4    Appropriate Action; Consents; Filings.

          (a)   The Company, the Parent and the Purchaser shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) take such actions as may be required to cause the expiration of the notice periods under the Competition Laws with respect to such transactions as promptly as practicable after the execution of this Agreement, (iii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Parent, the Purchaser or the Company, or any of their respective Subsidiaries in order to effect the Closing by not later than two (2) Business Days prior to the Extended Outside Date, and to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act) that would prevent effecting the Closing by not later than two (2) Business Days prior to the Extended Outside Date or delay the Closing beyond two (2) Business Days prior to the Extended Outside Date, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, and (iv)(A) as promptly as reasonably practicable (and in any event within five (5) Business Days after the date hereof), make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith (such fees to be paid by Parent and the Purchaser), with respect to this Agreement, the Offer and the Merger required under the HSR Act, and (B) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Offer and the Merger required under other applicable Law; provided, that the Company and the Purchaser shall cooperate with each other in connection with (x) preparing and filing the Offer Documents, the Schedule 14D-9 and any Other Filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Offer or the Merger and (z) seeking any such actions, consents, approvals or waivers or making any such filings. The Company and the Purchaser shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

          (b)   The Company and the Purchaser shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any Third Party consents identified by the Purchaser or the Company and reasonably believed to be (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however that the Company and the Purchaser shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Offer or the Merger and seeking any such actions, consents, approvals or waivers. In the event that either party shall fail to obtain any Third Party consent described in the first sentence of this Section 5.4(b) such party shall take any such actions reasonably requested by the other party hereto (at such other party's sole cost and expense), to minimize any adverse effect upon the Company and the Parent, their respective Subsidiaries, and their respective businesses resulting, or which would reasonably be expected to result, after the Acceptance Time or the Effective Time, from the failure to obtain such consent.

          (c)   Without limiting the generality of anything contained in this Section 5.4, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, Investigation, action or Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, Investigation, action or Proceeding; and (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Offer or the Merger or any of the other transactions contemplated by this Agreement. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Offer or the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, Investigation, action or Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, Investigation, action or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, Investigation, action or Proceeding.

          (d)   Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement, (i) none of the Company or any Company Subsidiary shall be obligated hereunder to, nor shall be permitted to, without the prior written consent of the Purchaser, pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither the Parent nor the Purchaser shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

          (e)   Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity (including under the HSR Act), neither the Parent nor the Company (nor any of their respective Subsidiaries or affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, "hold separate" agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of the Parent, the Company or their respective Subsidiaries or affiliates.

        5.5    Certain Notices.     From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE 7, each party hereto shall promptly notify the other parties of, to the Knowledge of such party, (a) any fact(s), change(s), event(s), development(s) or circumstance(s) that have occurred, arisen or come into existence or first become known to any party, that would reasonably be expected to cause any condition to the obligations of any party to effect the Offer, the Merger or any other transactions contemplated by this Agreement not to be satisfied, (b) the failure of the Company or the Purchaser and/or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other transactions contemplated by this Agreement not to be satisfied, (c) any Proceeding or Investigation arising out of or related to this Agreement or the transactions contemplated hereby, or (d) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Offer, the Merger or the transactions contemplated hereby, or from any other Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or any other transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise modify the conditions to the obligations of any party to effect the Offer, the Merger or any other transactions contemplated by this Agreement, nor limit or affect the remedies available hereunder.

        5.6    Public Announcements.     So long as this Agreement is in effect, the Parent and the Company shall not issue any press release or make any public statement with respect to the Offer, the Merger or this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed) and shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or the other transactions contemplated by this Agreement and provide to each other for review an advance copy of any such press release or statement, except (a) as may be required by Law or any requirements of NASDAQ, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, (b) with respect to any press release or other public statement by the Company expressly permitted by Section 5.3 or (c) with respect to any press releases or other public statements by the Purchaser or the Parent in response to any public announcement permitted by clause (b) hereof. Each of the parties hereto agrees that, promptly following execution of this Agreement, (x) the Company and the Parent shall each issue a press release in forms mutually agreed to by the Company and the Parent announcing the execution of this Agreement and the transactions contemplated hereby, (y) the Company shall (i) file a current report on Form 8-K with the SEC attaching its press release and copy of this Agreement as exhibits and (ii) file a pre-commencement communication on Schedule 14D-9 with the SEC attaching its press release and (z) the Parent and the Purchaser shall file a pre-commencement communication on Schedule TO with the SEC attaching the press release.

        5.7    Indemnification of Directors and Officers.

          (a)   For a period of six years from and after the Effective Time, the Surviving Corporation and the Parent shall indemnify and hold harmless all the past and present directors or officers of the Company and of the Company Subsidiaries (collectively, the "Covered Persons") as provided by the terms of the Company Charter, the Company Bylaws and indemnification agreements, if any, in existence on the date of this Agreement, in each case, arising out of acts or omissions in their capacity as directors or officers of the Company or any Company Subsidiary occurring at or prior to the Effective Time, whether or not asserted prior to the Effective Time (including acts or omissions occurring in connection with the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby), to the full extent permissible under the applicable provisions of the DGCL. The Surviving Corporation and the Parent shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.7(a) in accordance with the procedures set forth in the Company Charter, the Company Bylaws and indemnification agreements, if any, in existence on the date of this Agreement; provided, however, that the Covered Person to whom expenses are advanced shall, prior to such advancement, undertake to repay such advanced expenses to the Surviving Corporation, if it is ultimately determined by a final nonappealable judgment of a court of competent jurisdiction that such Covered Person is not entitled to indemnification.

          (b)   For a period of six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws. Following the Effective Time, the indemnification agreements, if any, in existence on the date of this Agreement with any of the directors or officers of the Company shall continue in full force and effect with respect to matters arising out of acts or omissions at or prior to the Effective Time in accordance with their terms.

          (c)   For six years from and after the Effective Time, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, maintain for the benefit of the Company's directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is substantially equivalent to and in any event not less favorable in the aggregate than the Company's existing policy (true and complete copies which have been previously provided to the Purchaser) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $231,000. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

          (d)   In the event the Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.7.

          (e)   The obligations under this Section 5.7 shall not be terminated or modified in such a manner that is adverse to the Covered Persons (and their respective successors and assigns) without the consent of such affected indemnitee (or their respective successors and assigns) (it being expressly agreed that the Covered Persons (including successors and assigns) shall be Third Party beneficiaries of this Section 5.7).

        5.8    Takeover Statutes.     If any Takeover Statute becomes or is deemed to be applicable to the Company, the Parent or the Purchaser, the Offer, the Merger or the Support Agreements or any other transaction contemplated by this Agreement, then the Company and the Company Board shall use commercially reasonable efforts to render such Law inapplicable to the foregoing.

        5.9    Section 16 Matters.     Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a "covered person" of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of Shares, Company Options or Company RSUs pursuant to this Agreement, the Offer and the Merger shall be an exempt transaction for purposes of Section 16.

        5.10    Rule 14d-10(d) Matters.     Notwithstanding anything in this Agreement to the contrary, neither the Company nor any Company Subsidiary shall, from and after the date hereof and until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE 7, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case, to any current or former director, manager, officer, employee or independent contractor of the Company or any Company Subsidiary unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee of the Company Board (each member of which the Company Board shall have determined is an "independent director" within the meaning of NASDAQ Equity Rule 5605(a)(2) and shall be an "independent director" in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement; provided that nothing in this Section 5.10 shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

        5.11    Transaction Litigation.     The Company shall control, and the Company shall give the Purchaser the opportunity to participate in the defense of, any litigation brought by stockholders of the Company or any other Person against the Company and/or members of the Company Board relating to the transactions contemplated by this Agreement, including the Offer and the Merger (collectively, "Transaction Litigation"); provided, however, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation, or consent to the same, without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed). In connection with any Transaction Litigation and the Company's performance of its obligations under this Section 5.11, the Parties shall enter into a customary common interest or joint defense agreement or implement such other techniques as reasonably required to preserve any attorney-client privilege or other applicable legal privilege; provided, however, that the Company shall not be required to provide information if doing so, in the opinion of the Company's legal counsel, would cause the loss of any attorney-client privilege or other applicable legal privilege; provided, further, that, if any information is withheld pursuant to the foregoing proviso, the Company shall inform the Parent as to the general nature of what is being withheld and the parties shall use commercially reasonable efforts to enable the Company to provide such information without causing the loss of any attorney-client or other applicable legal privilege.

        5.12    Stock Exchange De-listing.     Prior to the Effective Time, the Company shall cooperate with the Purchaser and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company and of the Company Shares from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting, and in any event no more than ten (10) days after the Closing Date.

        5.13    Obligations of the Purchaser.     The Parent will take all actions necessary to cause the Purchaser to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement. As promptly as practicable following the execution of this Agreement, the stockholder(s) of the Purchaser shall adopt this Agreement.

        5.14    Employees.

          (a)   During the period from the Effective Time until the first anniversary of the Effective Time, subject to the terms of any applicable collective bargaining agreement or employment agreement, the Parent shall, or shall cause its Subsidiaries to, provide to each Person who is employed by the Company or any Company Subsidiary immediately prior to the Effective Time who continues in the employment of the Parent, the Surviving Corporation or any of their respective subsidiaries on or after the Effective Time (each, a "Continuing Employee") compensation and benefits (including severance benefits) that are substantially equivalent in the aggregate to the compensation and benefits provided to such Continuing Employee immediately prior to the Effective Time; provided that no equity-based change in control, retention or other special or non-recurring compensation or benefits provided immediately prior to the Effective Time shall be taken into account for these purposes.

          (b)   The Continuing Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by the Parent (to the extent a Continuing Employee is brought under any such plan), the Surviving Corporation or any of their respective subsidiaries under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of its Subsidiaries under comparable Benefit Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or require the funding of any such benefit.

          (c)   To the extent that, after the Effective Time, the Surviving Corporation changes the welfare benefit plans, programs and arrangements in which Continuing Employees participate, the Parent shall use commercially reasonable efforts to (i) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee to the same extent waived under a comparable Benefit Plan, and (ii) with respect to the plan year in which the change was made, provide a credit to each Continuing Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee under the Benefit Plans during the relevant plan year, up to and including the Effective Time.

          (d)   It is expressly acknowledged, understood and agreed that nothing in this Section 5.14 or otherwise contained in this Agreement is intended to or does or shall constitute an amendment to or establishment of any employee benefit or other plan or, subject to the express provisions of Sections 5.14(a), (b), and (c), shall prevent the amendment or termination of any such plan. Nothing herein shall be deemed to be a guarantee to any Continuing Employee of (i) employment or (ii) without limiting the express provisions of provisions of Sections 5.14(a), (b), and (c), any specific term or condition of employment. The provisions of this Section 5.14 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any employee of the Company or any of its Subsidiaries or any union or collective bargaining representative thereof), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

          (e)   As soon as reasonably practicable following the date hereof (and in all cases prior to the Closing Date), the Company and the Company Subsidiaries shall complete the works council and trade union notifications and consultations they are required by applicable Laws to have completed prior to the Closing Date in connection with this Agreement and the transactions contemplated hereby and their respective effects and shall have complied with all other notification, consultation and similar obligations (whether statutory or contractual) of the Company or any of the Company Subsidiaries required to be complied with by them prior to the Closing Date in connection with this Agreement and the transactions contemplated hereby and their respective effects. Prior to distribution of any correspondence or other documentation with respect to this Agreement and the transactions contemplated hereby or any of their respective effects to any of their employees or any works council, trade union or similar employee representative body, the Company and the Company Subsidiaries shall provide the Parent and its counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered in good faith by the Company and the Company Subsidiaries).

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

        6.1    Conditions to Obligations of Each Party Under This Agreement.     The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

          (a)   The Purchaser shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer.

          (b)   The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that prevents the consummation of the Merger.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.    This Agreement may be terminated, and the Offer, the Merger and the other transactions contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties:

          (a)   By mutual written consent of the Purchaser and the Company, by action of their respective Board of Directors, at any time prior to the Effective Time;

          (b)   By either the Company or the Purchaser, if the Offer (as it may have been extended pursuant to Section 1.1) expires as a result of the non-satisfaction of any condition or requirement of the Offer set forth in Annex I in a circumstance where the Purchaser has no further obligation to extend the Offer pursuant to Section 1.1; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the primary cause of the non-satisfaction of any condition to the Offer set forth in Annex I;

          (c)   By either the Company or the Purchaser, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting (i) prior to the

  Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the consummation of the Merger, and, in each such case, such Order or other action shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose breach of this Agreement has been the primary cause of the issuance of or failure to lift such Order or other action;

          (d)   By the Purchaser, at any time prior to the Acceptance Time, if (i) an Adverse Recommendation Change shall have occurred (whether or not in compliance with Section 5.3), (ii) the Company shall have breached its obligations under Section 5.3 (unless such breach is de minimis in nature and does not adversely affect the Parent and the Purchaser or this Agreement and the transactions contemplated hereby), (iii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9, or (iv) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose to do any of the foregoing;

          (e)   By the Company, at any time prior to the Acceptance Time, if the Company Board determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if the Company shall have complied in all respects with its obligations under Section 5.3 with respect to such Superior Proposal (and any Competing Proposal that was a precursor thereto) and is otherwise permitted to terminate this Agreement and accept such Superior Proposal pursuant to Section 5.3; provided, however, that the Company shall simultaneously with such termination enter into the Alternative Acquisition Agreement and pay the Termination Fee to the Parent pursuant to Section 7.2;

          (f)    By the Purchaser, at any time prior to the Acceptance Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, such that, in either case, any condition to the Offer contained in paragraphs (c)(iii) or (c)(iv) of Annex I would not, if such Uncured Inaccuracy or breach continued to the Expiration Date, be satisfied, (ii) the Purchaser shall have delivered to the Company written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach, as applicable is not capable of cure prior to the applicable Outside Date or at least thirty (30) calendar days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach, as applicable shall not have been cured; provided, however, that the Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if there shall be an Uncured Inaccuracy in any representation or warranty of the Parent or the Purchaser contained in this Agreement or breach of any covenant of the Parent or the Purchaser contained in this Agreement that, in either case, has had or would reasonably be expected to have a Parent Material Adverse Effect; or

          (g)   By the Company, at any time prior to the Acceptance Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Parent or the Purchaser contained in this Agreement or breach of any covenant of the Parent or the Purchaser contained in this Agreement that has had or would reasonably be expected to have a Parent Material Adverse Effect, (ii) the Company shall have delivered to the Purchaser written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure prior to the applicable Outside Date or at least thirty (30) calendar days shall have elapsed since the date of delivery of such written notice to the Purchaser and such Uncured Inaccuracy or breach shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement such that, in either case, any condition to the Offer contained in paragraphs (c)(iii) or (c)(iv) of Annex I would not be satisfied.

        7.2    Effect of Termination.

          (a)   In the event of termination of this Agreement by either the Company or the Purchaser as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefore described in reasonable detail, and this Agreement shall become void and there shall be no liability or obligation on the part of the Parent, the Purchaser or the Company or their respective Subsidiaries, officers, directors or managers, except (i) with respect to Section 5.2(b), this Section 7.2 and ARTICLE 8 and (ii) nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a willful and material breach by the Company, on the one hand, or the Parent or the Purchaser, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement. For the purposes of this Section 7.2(a), (A) a "willful and material breach" of any representation and warranty will be deemed to have occurred only if the officers of the Company or equivalent agents of the Parent or the Purchaser, as applicable, had Knowledge of such breach as of the date of this Agreement (without any independent duty of investigation or verification other than an actual reading of the representations and warranties as they appear in this Agreement by such individuals) and (B) a "willful and material breach" of any covenants or other agreements will be deemed to have occurred only if the other party took or failed to take action with Knowledge that the action so taken or omitted to be taken constituted a material breach of such covenant or agreement.

          (b)   The Parties agree that if this Agreement is terminated by the Purchaser pursuant to Section 7.1(d) or the Company pursuant to Section 7.1(e), then the Company shall pay to the Parent immediately prior to such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by the Purchaser, a termination fee equal to $15,500,000 (the "Termination Fee").

          (c)   The Parties agree that if (x) this Agreement is terminated by the Purchaser or the Company pursuant to Section 7.1(b) (by reason of a failure of the Minimum Condition or any of the conditions of the Offer specified in paragraphs (c)(iv) or (c)(vi) (only with respect to breaches of paragraph (c)(iv)) of Annex I) or Section 7.1(f) (by reason of a breach of any covenant by the Company); (y) prior to the date of termination of this Agreement a Competing Proposal shall have been made to the Company or the Company Board, which Competing Proposal shall not have been unconditionally withdrawn (and in the case of a Competing Proposal that has been made public, publicly and unconditionally withdrawn) prior to the date of termination of this Agreement; and (z) within twelve (12) months of the termination of this Agreement (A) the Company or any Company Subsidiary enters into an agreement concerning a transaction that constitutes a Competing Proposal (provided that for purposes of this Section 7.2(c), the term "Competing Proposal" shall have the meaning assigned to such term in Section 5.3, except that the references to "15%" shall be deemed to be references to "50%"), (B) any Third Party purchases (in one or a series of transactions) assets of the Company or any Company Subsidiary representing 50% or more of the consolidated assets of the Company and the Companies Subsidiaries, or Equity Interests representing 50% or more of the voting power of the Company, or (C) any tender, exchange or other offer or arrangement for 50% or more of the Company's voting securities is first publicly announced, then the Company shall pay the Termination Fee to the Purchaser no later than two (2) Business Days after, and subject to, the consummation of the transaction described in the immediately foregoing clauses (A), (B) or (C).

          (d)   All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated in writing by the Parent.

          (e)   Each of the Parties acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Parent, the Purchaser and the Company would not enter into this Agreement. For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

          (f)    In the event that the Company shall fail to pay the Termination Fee when due, and the Parent or the Purchaser commences a suit which results in a final judgment against the Company for the Termination Fee, the Company shall promptly pay the Termination Fee to the Parent, with interest on the amount due pursuant to Section 7.2 from the date such payment was originally required to be made until the date of payment at the rate of interest per annum equal to the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal, together with the reasonable costs and expenses of the other party (including reasonable legal fees and expenses) in connection with such suit.

          (g)   In circumstances where the Termination Fee is payable in accordance with Section 7.2(b) or Section 7.2(c), the Purchaser's receipt of the Termination Fee (if received) from or on behalf of the Company shall be the Parent's and the Purchaser's sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and the Company Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for all losses and damages suffered as a result of the failure of the Offer, the Merger or the other transactions contemplated by this Agreement to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereunder.

        7.3    Amendment.    This Agreement may be amended by each of the Company, the Parent and the Purchaser by action taken by or on behalf of their respective Board of Directors at any time prior to the Acceptance Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        7.4    Waiver.    At any time prior to the Acceptance Time, the Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8
GENERAL PROVISIONS

        8.1    Non-Survival of Representations and Warranties; No Modification.

          (a)   None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

          (b)   The accuracy or inaccuracy of any representation or warranty of a party to this Agreement shall not be affected or be deemed modified or limited by any investigation made (or not made) by or on behalf of another party, including any investigations made (or not made) by any of such party's employees, advisors, agents, consultants or representatives, or by reason of the fact that such party or any of its employees, advisors, agents, consultants or representatives knew or should have known that any such representation and warranty is or might be inaccurate or untrue.

        8.2    Fees and Expenses.     Except as expressly provided by this Agreement or with respect to any claim made in accordance with Section 7.2 for damages resulting from a willful and material breach of this Agreement, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

        8.3    Notices.    Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained and delivery is followed within one Business Day pursuant to either clause (a) or (b)), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

  If to the Parent or the Purchaser, addressed to it at:

  4111 East 37th Street North
  Wichita, Kansas 67220

  Attention: Raffaele G. Fazio
  Tel: 316-828-5500
  Fax: 316-828-8602
  Email: raffaele.fazio@kochps.com

  with a copy to (for information purposes only):

  Latham & Watkins LLP
  330 North Wabash Avenue, Suite 2800
  Chicago, Illinois 60611
  Attention: Bradley C. Faris
                      Timothy P. FitzSimons
  Tel: (312) 876-7600
  Fax: (312) 993-9767
  Email: bradley.faris@lw.com
               timothy.fitzsimons@lw.com

  If to the Company, addressed to it at:

  46335 Landing Parkway
  Fremont, CA 94538
  Attention: Stephen M. Welles
  Tel: (510) 933-7289
  Fax: (510) 933-7300
  Email: swelles@oplink.com

  with a copy to (for information purposes only):

  Covington & Burling LLP
  333 Twin Dolphin Drive, Suite 700
  Redwood Shores, CA 94065-1418
  Attention: Scott Anthony
  Tel: (650) 632-4703
  Fax: (650) 632-4800
  Email: scanthony@cov.com

  and

  Covington & Burling LLP
  The New York Times Building
  620 Eighth Avenue
  New York, NY 10018-1405
  Attention: Jack Bodner
  Tel: (212) 841-1079
  Fax: (212) 841-1010
  Email: jbodner@cov.com

        8.4    Certain Definitions.     For purposes of this Agreement, the term:

        "Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (without regard to any amendment thereto pursuant to this Agreement).

        "affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

        "Anti-corruption Laws" means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Company or any Company Subsidiary, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

        "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

        "Benefit Plan" means each (a) "employee benefit plan" (as defined in Section 3(3) of ERISA but whether or not subject to ERISA, and, for the avoidance of doubt, including any such plans referred to as schemes rather than plans in any non-U.S. jurisdiction), (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement, scheme or arrangement, (c) employment, consulting, severance, change in control, retention or termination plan, program, policy, agreement, scheme or arrangement or (d) other material compensation or benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any Company Subsidiary or any Commonly Controlled Entity for the benefit of any Participant, or between the Company, any of the Company Subsidiaries or any Commonly Controlled Entity, on the one hand, and any Participant, on the other hand, or with respect to which any potential liability, whether absolute or contingent, is borne by the Company or any of the Company Subsidiaries, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded.

        "Business Day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Commonly Controlled Entity" means the Company, any of the Company Subsidiaries or any other Person that, together with the Company, is treated as a single employer under Section 414 of the Code.

        "Company Intellectual Property" means the Intellectual Property owned by the Company or any of the Company Subsidiaries.

        "Company Material Adverse Effect" means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, or (b) prevents the consummation of the Offer and the Merger, except for, in the case of clause (a), any change, event, effect, occurrence, state of facts or development resulting from, and only to the extent attributable to: (i) changes in general economic or political conditions or financial, credit or securities markets in general (including changes in interest or exchange rates); (ii) changes in the industries in which the Company operates; (iii) changes in Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets or changes in GAAP, or in each case changes in the enforcement or interpretations thereof; (iv) any man-made or natural disasters, acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism; (v) any changes in the market price or trading volume of Company Shares or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or failure shall not be excluded by this clause (v); (vi) the entry into, announcement and pendency of this Agreement and the transactions contemplated hereby, including any loss of employees or customers; (vii) any action taken or not taken by the Company or any Company Subsidiary at the written request of, or with the prior written consent of, the Purchaser or Parent, and any action not taken by the Company or any Company Subsidiary which was not taken as a result of the Purchaser or Parent failing to provide consent, when timely requested in accordance with Section 8.3 by the Company, to such action under Section 5.1; and (viii) any legal proceedings brought by any former or current securityholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement and the transactions contemplated hereby; except in the case of clauses (i), (ii), (iii) and (iv), to the extent any such change, event, effect, occurrence, state of facts or development disproportionately affects the Company and the Company Subsidiaries when compared to other Persons operating in the same industries in the same geographic markets in which the Company operates. Without limiting the generality of the foregoing, a Company Material Adverse Effect shall be deemed to have occurred if any change, event, effect, occurrence, state of facts or development occurs that, individually or in the aggregate, has resulted in a shutdown, idling or cessation of any portion of operations at the Company's manufacturing plant located in Zhuhai, China (the "Affected Portion"), which Affected Portion has generated at least a majority of the total EBITDA attributable to the Company's manufacturing plant located in Zhuhai, China (the "Zhuhai Facility") during the Company's fiscal year ended June 29, 2014 (the "Requisite Portion"), that would reasonably be expected to continue for at least ninety (90) consecutive days; provided, however, that any shutdown, idling or cessation of the Requisite Portion resulting solely from any labor strike, slow-down or work stoppage shall not be deemed a Company Material Adverse Effect, unless such labor strike, slow-down or work stoppage resulted in physical damage or harm to the Zhuhai Facility that has caused a shutdown, idling or cessation of the Requisite Portion that would reasonably be expected to continue for at least ninety (90) consecutive days.

        "Company Representatives" means the Company's and the Company Subsidiaries' respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

        "Competition Laws" means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

        "Contracts" means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other binding commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

        "Criminal Law" means any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected the violation of which would result, or would reasonably be expected to result, in the imposition of a criminal sentence, criminal penalty or criminal fine or other criminal liability with respect to the Company, any Company Subsidiary or any of their respective directors, officers or employees (in their capacities as such).

        "Criminal Penalty" shall mean any (a) criminal penalty, criminal fine or other criminal liability, in each case, imposed upon, or that would reasonably be expected to be imposed upon, the Company, any Company Subsidiary or any of their respective directors, officers or employees (in their capacities as such) (i) involving a violation of the Laws described in Sections 3.27, 3.28 or 3.29 or (ii) requiring the payment of more than $5,000,000 per occurrence or series of related occurrences or (b)(x) felony criminal jail sentence as to matters over which the United States has jurisdiction or (y) criminal jail sentence involving incarceration of more than (1) year as to matters over which jurisdiction is wholly outside of the United States.

        "Derivative Transaction" means any forward, future, hedge, swap, collar, put, call, floor, cap, option or other Contract or transaction that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, that binds the Company or any Company Subsidiary or any of their respective assets.

        "Environmental Laws" means any and all applicable Laws which (a) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, RCRA, the Clean Water Act, as amended, the Clean Air Act, as amended, OSHA or any other Law of similar effect.

        "Environmental Permits" means any permit certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

        "Equity Interest" means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents, Schedule 14D-9 and all other matters related to the transactions contemplated by this Agreement.

        "Extended Outside Date" means June 18, 2014.

        "GAAP" means generally accepted accounting principles, as applied in the United States.

        "Government Official" means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clauses (a) or (b) of this definition.

        "Governmental Entity" means any supranational, national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government.

        "Hazardous Substances" means any pollutant, contaminant, chemical, compound, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable substance or material, or other substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "Initial Outside Date" means March 18, 2014.

        "Intellectual Property" means all intellectual property and proprietary rights, including all: (a) patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions reexaminations and reissues; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered) and other indicia of origin, and all applications and registrations in connection therewith, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (c) works of authorship and other copyrightable works (including software), and all copyrights (whether or not published), and all applications and registrations in connection therewith; (d) mask works and industrial designs, and all applications and registrations in connection therewith; and (e) trade secrets and other intellectual property rights, confidential and proprietary information (including inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists and information, pricing and cost information, and business and marketing plans and proposals).

        "Investigations" means all investigations, inquiries, demand letters, notices of violation or requests for information, in each case, by any Governmental Entity.

        "IRS" means the United States Internal Revenue Service.

        "IT Assets" means the computers, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines and all other information technology equipment owned, used or held for use by the Company or any Company Subsidiary.

        "Knowledge" means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule; and (b) when used with respect to the Parent or the Purchaser, the actual knowledge of the officers and directors of the Parent and the Purchaser.

        "Law" means any applicable international, national, provincial, state, municipal, local and common laws, treaties, statutes, ordinances, decrees, bylaws, rules, regulations, ordinances or other requirements, legally binding guidance, Orders, consent decrees, permits, policies, restrictions or licenses of any Governmental Entity, in each case, having the force of law.

        "Lien" means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other restriction of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

        "Order" means any judgment, order, decision, writ, injunction, decree, stipulation, assessment, legal or arbitration award, ruling or other finding or agency requirement or settlement or consent agreement.

        "OSHA" means the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

        "Other Filings" means all filings made by, or required to be made by, the Company or the Parent and the Purchaser with the SEC in connection with the transactions contemplated by this Agreement, other than the Schedule TO, and the Schedule 14D-9.

        "Outside Date" means the Initial Outside Date or the Extended Outside Date, as applicable.

        "Parent Material Adverse Effect" means any change, event, development, condition, occurrence or effect that prevents consummation of the Offer and the Merger or performance by the Parent or the Purchaser of any of their material obligations under this Agreement.

        "Participant" means each current or former director, officer, employee or independent contractor of the Company or any of the Company Subsidiaries.

        "Permitted Liens" means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the Company's financial statements included in the Company SEC Documents, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) Liens arising from transfer restrictions under securities Laws or related Laws of any jurisdiction, (d) nonexclusive licenses of Intellectual Property, (e) with respect to Real Property, Liens disclosed on existing title reports or existing surveys made available to the Parent, and (f) such other Liens which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and the Company Subsidiaries as currently conducted or detract from the use, occupancy, value or marketability of the property affected by such Lien.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

        "Proceedings" means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, examinations or other proceedings, in each case, by or before any Governmental Entity.

        "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Subsidiary" of the Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which the Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a "subsidiary" under Rule 12b-2 promulgated under the Exchange Act.

        "Tax Return" means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Governmental Entity responsible for the administration of Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Taxes" means (a) all taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar payment imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, alternative or add-on minimum, environmental, escheat or unclaimed property, use, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and gains tax, and (b) any interest, penalty, fine or addition to any of the foregoing.

        "Third Party" shall mean any Person other than the Parent, the Purchaser and their respective affiliates.

        "Treasury Regulations" means regulations promulgated under the Code by the IRS.

        "Uncured Inaccuracy" with respect to a representation or warranty of a party to this Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another specific date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of this Agreement or such other specific date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

        8.5    Terms Defined Elsewhere.     The following terms are defined elsewhere in this Agreement, as indicated below:

"Acceptance Time"	Section 1.1(b)
"Adverse Recommendation Change"	Section 5.3(c)
"Affected Portion"	Section 8.4
"Agreement"	Preamble
"Alternative Acquisition Agreement"	Section 5.3(a)
"Book-Entry Shares"	Section 2.2(b)(ii)
"Capitalization Date"	Section 3.2(a)
"Certificate of Merger"	Section 1.4
"Certificates"	Section 2.2(b)(i)
"Closing"	Section 1.4
"Closing Date"	Section 1.4
"Company"	Preamble
"Company Board"	Recitals
"Company Board Recommendation"	Recitals
"Company Bylaws"	Section 3.1(b)
"Company Charter"	Section 3.1(b)
"Company Compensation Arrangement"	Section 3.13(c)
"Company Disclosure Schedule"	Article 3
"Company Equity Plans"	Section 2.4(a)
"Company Financial Advisor"	Section 3.22
"Company Financial Statements"	Section 3.7(a)
"Company Material Contract"	Section 3.14(a)
"Company Option"	Section 2.4(a)
"Company Permits"	Section 3.6(a)
"Company Preferred Stock"	Section 3.2(a)
"Company Registered Intellectual Property"	Section 3.17(a)

"Company Rights"	Recitals
"Company Rights Agreement"	Recitals
"Company RSU"	Section 2.4(b)
"Company SEC Documents"	Section 3.7(a)
"Company Shares"	Recitals
"Company Subsidiary"	Section 3.1(a)
"Competing Proposal"	Section 5.3(h)(i)
"Confidentiality Agreement"	Section 5.2(b)
"Continuing Employee"	Section 5.14(a)
"Covered Persons"	Section 5.7(a)
"D&O Insurance"	Section 5.7(c)
"DGCL"	Recitals
"Dissenting Shares"	Section 2.3
"Effective Time"	Section 1.4
"Employment Compensation Arrangement"	Section 3.13(c)
"ESPP"	Section 2.6
"Exchange Act"	Recitals
"Expiration Date"	Section 1.1(d)
"Fairness Opinion"	Section 3.22
"FCPA"	Section 3.27(a)
"Foreign Plan"	Section 3.12(f)
"HSR Condition"	Annex I
"Inclusive Companies"	Section 3.16
"Initial Expiration Date"	Section 1.1(d)
"Intervening Event"	Section 5.3(h)(ii)
"Insurance Policies"	Section 3.19(a)
"Leased Real Property"	Section 3.21(b)
"Merger"	Recitals
"Merger Consideration"	Section 2.1(a)
"Minimum Condition"	Section 1.1(a)
"NASDAQ"	Section 3.5
"Notice of Superior Proposal"	Section 5.3(d)
"Offer"	Recitals
"Offer Documents"	Section 1.1(g)

"Offer Price"	Recitals
"Offer to Purchase"	Section 1.1(c)
"Option Payments"	Section 2.4(a)
"Owned Real Property"	Section 3.21(a)
"Parent"	Preamble
"Parent Representatives"	Section 5.2(a)
"Parent Subsidiary"	Section 4.3
"Paying Agent"	Section 2.2(a)
"Proscribed Recipient"	Section 3.27(a)
"Purchaser"	Preamble
"Real Property"	Section 3.21(c)
"Requisite Portion"	Section 8.4
"RSU Payments"	Section 2.4(b)
"Sarbanes-Oxley Act"	Section 3.7(a)
"Schedule 14D-9"	Section 1.2(a)
"Schedule TO"	Section 1.1(g)
"SEC"	Section 1.1(e)
"Section 16"	Section 5.9
"Shares"	Recitals
"Significant Customer"	Section 3.26(a)
"Significant Subsidiary"	Section 3.1(a)
"Significant Supplier"	Section 3.26(b)
"Superior Proposal"	Section 5.3(h)(iii)
"Support Agreements"	Recitals
"Surviving Corporation"	Section 1.3(a)
"Takeover Statutes"	Section 5.3(a)
"Termination Fee"	Section 7.2(b)
"Transaction Litigation"	Section 5.11
"Zhuhai Facility"	Section 8.4

        8.6    Headings.     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.7    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that if Section 5.3 or the Termination Fee is deemed invalid, illegal or unenforceable by any rule of Law or public policy, then the parties agree the remainder of this Agreement shall be unenforceable (it being understood that the validity, legality and enforceability of Section 5.3 and the Termination Fee are essential to the parties and a material inducement to the entering into of this Agreement by the parties, and not severable pursuant to this Section 8.7). Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        8.8    Entire Agreement.     This Agreement and the Confidentiality Agreement (as amended hereby) constitute the entire agreement of the parties and supersede all prior agreements (except the Confidentiality Agreement, as amended hereby) and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        8.9    Assignment.     This Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, provided that the Parent or the Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of the Parent without the consent of the Company, but no such assignment shall relieve the Parent or the Purchaser, as the case may be, of its obligations hereunder. Any purported assignment not permitted under this Section 8.9 shall be null and void.

        8.10    No Third Party Beneficiaries.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than (a) pursuant to Section 5.7, (b) if the Closing occurs, the right of the holders of Shares to receive the Merger Consideration, (c) if the Closing occurs, the right of holders of Company Options to receive their respective Option Payments and (d) if the Closing occurs, the right of the holders of Company RSUs to receive their respective RSU Payments, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto, and consequently, may not accurately characterize actual facts or circumstances.

        8.11    Non-Recourse.     Except for any Proceeding arising under or related to any Support Agreement, any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. Except for any liability or obligation arising under or related to any Support Agreement, no former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, affiliates, general or limited partners or assignees of the parties hereto (except permitted assignees under Section 8.9) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the parties hereto) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party hereto or for any Proceeding based on, in respect of, or by reason of, this Agreement or the transactions contemplated hereby (including the breach, termination or failure to consummate any of the transactions contemplated hereby), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise.

        8.12    Mutual Drafting; Interpretation.     Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words "include" and "including" and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits," "Annexes" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The words "hereof," "hereto," "hereby," "herein," "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. All references in this Agreement to "$" are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.

        8.13    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

          (a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

          (b)   Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or Federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.13, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.13 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13(c).

        8.14    Counterparts.     This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        8.15    Specific Performance.     The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or Federal Court of the United States of America sitting in Delaware, without necessity of posting bond or other security (any requirements therefor being expressly waived).

[Signature page follows]

        IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

The Parent:
KOCH INDUSTRIES, INC.
By:	/s/ STEVEN J. FEILMEIER
	Name: Title:	Steven J. Feilmeier Executive Vice President and Chief Financial Officer
The Purchaser:
KOCH OPTICS, INC.
By:	/s/ TIMOTHY I. RUFF
	Name: Title:	Timothy I. Ruff President and Treasurer

[Signature Page to Agreement and Plan of Merger]

The Company:
OPLINK COMMUNICATIONS, INC.
By:	/s/ JOSEPH Y. LIU
	Name: Title:	Joseph Y. Liu CEO

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS TO THE OFFER

        Notwithstanding any other provisions of the Offer, subject to the provisions of the Merger Agreement and applicable Law, the Purchaser shall not be required to accept for payment any validly tendered Shares, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date, (b) any waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or terminated at or prior to the Expiration Date (the "HSR Condition"), or (c) any of the following events, conditions, state of facts or developments exists or has occurred and is continuing at the Expiration Date:

            (i)  there shall be pending any Proceeding by any Governmental Entity of competent jurisdiction against the Parent, the Purchaser, the Company or any Company Subsidiary, or otherwise in connection with the Offer or the Merger, (A) seeking to make illegal, restrain, prohibit or delay the making or consummation of the Offer or the Merger, (B) seeking to make illegal, restrain or prohibit the ownership or operation by the Parent, the Company or any of their respective Subsidiaries or affiliates, of all or any material portion of the businesses or assets of the Parent or any of its affiliates, on the one hand, or the Company and the Company Subsidiaries, taken as a whole, on the other hand, as a result of or in connection with the Offer or the Merger, or (C) seeking to make illegal, restrain, prohibit or impose material limitations on the ability of the Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or otherwise in the Merger;

           (ii)  there shall be any Law or Order in effect, enacted, entered, enforced or promulgated by or on behalf of a Government Entity of competent jurisdiction with respect to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that (x) would reasonably be expected, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (C) of paragraph (i) above, or (y) has the effect of enjoining, making illegal or otherwise prohibiting the making of the Offer, the consummation of the Offer or the consummation of the Merger;

          (iii)  (A) any representation or warranty of the Company contained in Section 3.11(b) of the Merger Agreement shall fail to be true and correct in all respects, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, (B) any representation or warranty of the Company contained in the first and second sentences of Section 3.2(a), the first sentence of Section 3.2(b), the first and second sentences of Section 3.2(c) (with respect to the number of Shares subject to the Company Options and the exercise price thereof and the number of Company RSUs) and Section 3.2(e) of the Merger Agreement, in each case, as of the Capitalization Date, shall fail to be true and correct in all respects, provided, however, the foregoing representations and warranties shall only be deemed to fail to be true and correct if the inaccuracies in such representations (in the aggregate) would cause the aggregate consideration required to be paid by the Parent and the Purchaser to acquire or cancel the Company's Equity Interests in, and in connection with, the Offer and the Merger to exceed by more than a de minimis amount the aggregate consideration that would have been required to be paid by the Parent and the Purchaser to acquire or cancel the Company's Equity Interests in, and in connection with, the Offer and the Merger if such representations and warranties had been true and correct in all respects as of such date, (C) any representation or warranty of the Company contained in Sections 3.1(a), 3.2 (with respect to those provisions not referenced in clause (B) above), 3.3, 3.22 or 3.24 of the Merger Agreement shall fail to be true and correct in all material respects as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for such representations and warranties that relate to a specific date or time (which need only be true and

Annex I-1

  correct in all material respects as of such date or time), (D) any representation or warranty of the Company contained in Sections 3.6(c), 3.27, 3.28 or 3.29 of the Merger Agreement shall fail to be true and correct in all respects, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except where such violation, charge or investigation has not resulted in, and would not reasonably be expected to result in, (x) a Criminal Penalty, or (y) individually or in the aggregate, a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (E) any other representation or warranty of the Company contained in the Merger Agreement (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) shall fail to be true and correct in any respect as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except, in the case of clause (E), (x) for such representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time and (y) as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures of such representations and warranties to be true or correct, a Company Material Adverse Effect;

          (iv)  the Company shall have breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement on or prior to the Expiration Date and such breach or failure shall not have been cured;

           (v)  since the date of the Merger Agreement, any facts, changes, events, developments or circumstances have occurred, arisen or come into existence or first become known to the Parent or the Purchaser, or any worsening thereof (only to the extent of such worsening), and which has had or would reasonably be expected to have, individually or in the aggregate with all other such facts, changes, events, developments or circumstances, a Company Material Adverse Effect which shall be continuing;

          (vi)  the Purchaser shall have failed to receive a certificate of the Company, executed on its behalf by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (iii), (iv) and (v) of clause (c) of this Annex I have been satisfied; or

         (vii)  the Merger Agreement shall have been terminated in accordance with its terms.

        The foregoing conditions (including those set forth in clauses (a), (b) and (c) of the initial paragraph) are for the sole benefit of the Purchaser and, except as restricted by the Merger Agreement, may be asserted by the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion, in each case, subject to the terms of the Merger Agreement. Any reference in this Annex I or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of November 18, 2014 (the "Merger Agreement"), by and among Koch Industries, Inc., Koch Optics, Inc. and Oplink Communications, Inc.

Annex I-2